Exhibit 10.1



                             AMENDED AND RESTATED
                              OPERATING AGREEMENT

                                      OF

                                  919 JV LLC



                                By and Between

                   Metropolitan Operating Partnership, L.P.,
                         Metropolitan 919 Manager LLC

                                      and

                  New York State Teachers' Retirement System








                         Dated as of December 21, 2001

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                               TABLE OF CONTENTS

                                                                                               Page


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ARTICLE I   DEFINITIONS...........................................................................2


ARTICLE II  FILING; NAME; PLACE OF BUSINESS......................................................20

    2.01  Filing.................................................................................20
    2.02  Name of LLC............................................................................20
    2.03  Place of Business......................................................................20
    2.04  Registered Office and Registered Agent.................................................20

ARTICLE III  PURPOSES, POWERS AND TERM OF LLC....................................................20

    3.01  Purposes...............................................................................20
    3.02  Powers.................................................................................20
    3.03  Term of LLC............................................................................21

ARTICLE IV  APPORTIONMENTS.......................................................................21

    4.01  Apportionments.........................................................................21

ARTICLE V  CAPITAL...............................................................................24

    5.01  Deemed Capital Contributions...........................................................24
    5.02  Additional Contributions; Shortfall Loans..............................................24
    5.03  Liability of Members...................................................................26
    5.04  Return of Capital......................................................................26

ARTICLE VI ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS.......................................26

    6.01  Capital Accounts.......................................................................26
    6.02  Allocation of Net Income or Net Loss...................................................27
    6.03  Special Allocations....................................................................28
    6.04  Tax Allocations; Allocation of Income and Loss.........................................28
    6.05  Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow................29
    6.06  Compliance with the Fractions Rule.....................................................31
    6.07  Withholding Taxes......................................................................31

ARTICLE VII MANAGEMENT...........................................................................31

    7.01  Managing Member........................................................................31

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    7.02  Management Committee...................................................................34
    7.03  Major Decisions........................................................................35
    7.04  Goods and Services from Affiliates/Enforcement.........................................39
    7.05  The Business Plan......................................................................40
    7.06  Other Activities of Members............................................................42
    7.07  Property Management....................................................................42
    7.08  Group Members..........................................................................42

ARTICLE VIII  BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR...................43

     8.01  Books of Account......................................................................43
     8.02  Fiscal Year...........................................................................43
     8.03  Bank Accounts.........................................................................43
     8.04  Financial Statements..................................................................44
     8.05  Tax Returns; Tax Matters Partner......................................................44
     8.06  Communications........................................................................45
     8.07  Partnership...........................................................................45

ARTICLE IX TRANSFERS OF INTERESTS; RIGHT OF FIRST REFUSAL; PLEDGES...............................45

     9.01  Restrictions on Transfers of LLC Interests.............................................45
     9.02  Right of First Offer...................................................................46
     9.03  Conditions Applicable to All Transfers.................................................50
     9.04  Admission of Transferee................................................................51
     9.05  Pledge of Interest.....................................................................51
     9.06  Special Transfer Provisions Applicable to Reckson......................................52
     9.07  Compliance with Mortgage Loans.........................................................56

ARTICLE X  SALE OF PROPERTY; BUY/SELL ARRANGEMENTS................................................56

     10.01 Sale of Property to Third Parties......................................................56
     10.02 Buy-Sell Arrangements..................................................................59
     10.03 Purchase of Ground Leased Parcel.......................................................63

ARTICLE XI DISSOLUTION AND LIQUIDATION............................................................63



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     11.01  Events Causing Dissolution............................................................63
     11.02  Right to Continue Business of the LLC.................................................63
     11.03  Distributions Upon Dissolution........................................................64

ARTICLE XII RECOURSE OBLIGATIONS..................................................................64

     12.01  Goldman Recourse Obligations..........................................................64
     12.02  Optional Recourse Obligations.........................................................66
     12.03  Release and Substitution of Recourse Obligations......................................66

ARTICLE XIII REPRESENTATIONS AND WARRANTIES.......................................................66

     13.01  Representations and Warranties........................................................66

ARTICLE XIV  MISCELLANEOUS PROVISIONS.............................................................72

     14.01    Compliance with LLC Act.............................................................72
     14.02    Additional Actions and Documents....................................................72
     14.03    Notices.............................................................................72
     14.04    Expenses............................................................................75
     14.05    Obligations Are Without Recourse....................................................75
     14.06    Time of the Essence.................................................................76
     14.07    Ownership of LLC Assets.............................................................76
     14.08    Status Reports......................................................................76
     14.09    Survival............................................................................77
     14.10    Waivers.............................................................................77
     14.11    Exercise of Rights..................................................................77
     14.12    Binding Effect......................................................................77
     14.13    Limitation on Benefits of this Agreement............................................77
     14.14    Severability........................................................................78
     14.15    Amendment Procedure.................................................................78
     14.16    Entire Agreement....................................................................78
     14.17    Headings............................................................................78
     14.18    Governing Law.......................................................................78
     14.19    Execution in Counterparts...........................................................78
     14.20    Consents and Approvals..............................................................78
     14.21    Brokerage...........................................................................78
     14.22    Indemnification.....................................................................79
     14.23    Business Day Extension..............................................................80
     14.24    Consent to Jurisdiction; Choice of Forum............................................80
     14.25    No Presumption......................................................................81
     14.26    Confidentiality.....................................................................81
     14.27    Lender's Rights.....................................................................81
     14.28    Lower Tier Actions..................................................................81
     14.29    Art Work............................................................................82
     14.30    Signage.............................................................................82



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ARTICLE XV  ARBITRATION...........................................................................82

ARTICLE XVI 919 MEMBER LLC........................................................................83


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                             AMENDED AND RESTATED
                              OPERATING AGREEMENT
                                      OF
                                  919 JV LLC


          THIS AMENDED AND RESTATED OPERATING AGREEMENT of 919 JV LLC (the "LLC") is entered into as of December 21, 2001, between METROPOLITAN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership having an office c/o Reckson Associates, 225 Broadhollow Road, Melville, New York 11747 (together with its permitted successors and assigns, "MOP"), METROPOLITAN 919 MANAGER LLC, a Delaware limited liability company having an office c/o Reckson Associates, 225 Broadhollow Road, Melville, New York 11747 (together with its permitted successors and assigns, "Metro919") and NEW YORK STATE TEACHERS' RETIREMENT SYSTEM, a public pension system created and existing pursuant to Article 11 of the Education Law of the State of New York and having powers and privileges of a corporation pursuant to Section 502 thereof, having an address at 10 Corporate Woods Drive, Albany, New York 12211-2395 (together with its permitted successors and assigns, "NYSTRS"). MOP, Metro919 and NYSTRS shall hereinafter collectively be referred to as the "Members". All capitalized terms not defined in the recitals below shall have the meanings ascribed to them in Article I of this Agreement.

          WHEREAS, the LLC was formed pursuant to the filing of a Certificate of Formation (as the same may be amended from time to time, the "Certificate") on December 7, 2001 and MOP and Metro919 (collectively, "Original Members") entered into that certain Limited Liability Company Agreement (the "Original LLC Agreement") made as of December 17, 2001 to govern the operation, management and affairs of the LLC and the relationship between the Original Members. Pursuant to the Original LLC Agreement, the percentage interests of the Original Members were as follows: MOP-56.9236% and Metro919 - 43.0764%.

          WHEREAS, the LLC is the holder of membership interests in the following entities: (i) Metropolitan 919 3rd Avenue LLC, a Delaware limited liability company (the "Property Owner") which owns certain fee and ground leasehold interests (which interests are more particularly described in the Property Owner LLC Agreement) in the Land and the Building (collectively, the "Property"); (ii) 919 Third Avenue LLC, a Delaware limited liability company ("Third Avenue LLC"); and (iii) Metropolitan 919 MM LLC, a Delaware limited liability company ("MM LLC"; Property Owner, MM LLC and Third Avenue LLC are collectively, the "Lower Tier Entities"). MM LLC and Third Avenue LLC own an interest in Property Owner as described in the Property Owner LLC Agreement.

          WHEREAS, as of the date hereof, pursuant to a certain Assignment and Admission Agreement between MOP and NYSTRS, MOP has assigned to NYSTRS an Interest in the LLC which has the Initial Percentage Interest and the rights and obligations set forth herein in exchange for $98,415,860.01.

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          WHEREAS, as a result of the foregoing, NYSTRS is being admitted as a
Member of the LLC as of the date hereof with a 49% Percentage Interest.

          In order to reflect the foregoing and to reflect the agreement of the parties to the foregoing and the other matters set forth below, the parties hereby amend and restate the Original LLC Agreement as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement. Unless the context otherwise specifies or requires, capitalized terms used herein shall apply equally to both the singular and the plural forms of such capitalized terms and shall have the following respective meanings:

          2nd Anniversary Date: As defined in Section 10.02(a).

          919 Member LLC Agreement: That certain Operating Agreement of 919 Member LLC by and among 919 Third Avenue Associates L.P., 919 Fee Associates L.P. and Metro919.

          2002 Business Plan: As defined in Section 7.05(f).

          Adjusted Capital Account: Means, with respect to a Member, the balance in the Member's Capital Account increased by (i) the Member's share of "partnership minimum gain" and "partner nonrecourse minimum gain" as defined in the Regulations under Section 704(b) of the Code and (ii) the amount of any cash and the fair market value of any property the Member would be required to contribute to the LLC upon a deemed liquidation of the LLC under Section 6.02, including pursuant to any deficit restoration obligation as defined in Regulations Section 1.704-1(b)(2)(ii)(b)(3) and Section 1.704-1(b)(2)(ii)(c).

          Affiliate: When used with reference to a specified Person, means any other Person that (a) directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) is a general partner or managing member of (i) the Person in question, (ii) any general partner or managing member of the Person in question or (iii) any other Person described in clause (a) above with respect to the Person in question or (c) owns, is owned by, directly or indirectly, or is under common ownership with, directly or indirectly, 25% or more of the equity interests of the specified Person. For purposes of this definition of "Affiliate" the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise. Notwithstanding the foregoing, neither the Reckson Members nor the NYSTRS Members shall be deemed to be Affiliates of any Applicable Entity.

          Affiliate Agreement: As defined in Section 7.04(b).



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          Affiliate Agreement Summary: As defined in Section 7.04(a).

          Agreement: This Amended and Restated Operating Agreement, as it may be further amended or supplemented from time to time.

          Annual Report: As defined in Section 8.04(a).

          Applicable Entities: The LLC, MM LLC, Third Avenue LLC and the Property Owner, individually or collectively.

          Applicable Interest: As defined in Section 9.02(a)(i).

          Applicable Loan Documents: the documents governing each Applicable
Loan.

          Applicable Loans: Means, collectively (a) the Goldman Loan and (b) other indebtedness now or hereafter entered into by any Applicable Entity which may be (x) unsecured, or (y) secured by (I) a mortgage lien on the Property (collectively, with the Goldman Loan, the "Mortgage Loans") and/or (II) the membership interests of one or more Applicable Entities.

          Approved Agent: Means, subject to the last four sentences of this definition, Insignia/ESG, Inc., Cushman & Wakefield, Inc., CB Richard Ellis, Jones Lang LaSalle, Colliers ABR and Hines Interests Limited Partnership (and their respective successors) (collectively, the "Initial Agents"). In the event that less than three of the above Persons shall (i) be in existence at the time in question, (ii) be managing Class A commercial space in Manhattan or (iii) cease to be an "Approved Agent" under the penultimate sentence of this paragraph an "Approved Agent" shall be any of the remaining Initial Agents, plus the next largest managing agents that are not Competitors such that the list of Approved Agents shall always consist of at least 3 agents. The largest managing agents shall be determined by the amount of Class A office space managed in Manhattan at such time. The parties acknowledge that one or more of the Initial Agents may currently be a "Competitor". Notwithstanding the foregoing, so long as 75% or more of the space managed by an Initial Agent is not contained in Agent-Owned Buildings, each such Initial Agent shall be deemed to be an Approved Agent. An "Agent-Owned Building" is a building in which more than 7 1/2% of the direct or indirect ownership interests are held by an Initial Agent or its Affiliates.

          Bank Account: As defined in Section 8.03.

          Bankrupt: A Person shall be deemed "Bankrupt" upon, (i) the entry of a final, nonappealable decree or order for relief of the Person by a court of competent jurisdiction in any involuntary case involving the Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Person or for all or substantially all of the Person's assets or property which appointment is not discharged within 90 days; (iii) the ordering of the winding up or liquidation of the Person's affairs (in connection with an insolvency or bankruptcy); (iv) the filing with respect to the Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days;
(v) the commencement by the Person



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of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Person or for all or substantially all of the Person's assets or property; (vii) the making by the Person of any general assignment for the benefit of creditors; or
(viii) the admission in writing by the Person of its inability to pay its debts as such debts become due.

          Binding Commitment Notice: As defined in Section 9.02(a)(i)(B).

          Binding Commitment Period: As defined in Section 9.02(a)(i)(B).

          Binding Property Notice: As defined in Section 10.01(a).

          Book Value: Means, with respect to any LLC Asset, the asset's adjusted basis for federal income tax purposes, except that, in accordance with the rules set forth in Regulations Section 1.704-1(b)(iv):

          (a) The initial Book Value of the assets of the LLC as of the date of their contribution or deemed contribution shall be their respective gross fair market values at such time as reasonably determined by the Managing Member;

          (b) The Book Value of any asset distributed or deemed distributed by the LLC to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as reasonably determined by the Managing Member;

          (c) The Book Values of all LLC assets may be adjusted in the discretion of the Managing Member to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times:

               (i) the date of the acquisition of an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis contribution to the capital of the LLC;

               (ii) upon any distribution in liquidation of the LLC, or the distribution by the LLC to a retiring or continuing Member of more than a de minimis amount of money or other assets of the LLC in reduction of such Member's Interest in the LLC; or

               (iii) upon a Major Capital Event.

          (d) The Book Values of all LLC assets shall be adjusted to reflect any adjustments to the adjusted basis of any assets of the LLC pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); and

          (e) If the Book Value of an asset has been determined pursuant to clauses (a), (c) or (d) above, such Book Value shall thereafter be adjusted for depreciation and amortization



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deductions computed based on the asset's Book Value as so determined, and not on the asset's adjusted tax basis.

          The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

          Broker: As defined in Section 14.21.

          Budgets: As defined in Section 7.05(a).

          Building: The buildings commonly known as 915 Third Avenue, New York, New York and 919 Third Avenue, New York, New York.

          Business Day: Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States and any other day on which banks in the State of New York are required or permitted to be closed shall not be regarded as a business day.

          Business Plan: As defined in Section 7.05(a).

          Buy/Sell Closing Date: As defined in Section 10.02(b).

          Buy/Sell Deposit: As defined in Section 10.02(a).

          Buy/Sell Escrow Agent: As defined in Section 10.02(a).

          Buy/Sell Offer Notice: As defined in Section 10.02(a).

          Buy/Sell Price: As defined in Section 10.02(a).

          Buy/Sell Response Notice: As defined in Section 10.02(a).

          Buy/Sell Transaction: As defined in Section 10.02(a).

          Capital Account: Means, with respect to a Member, the capital account of such Member maintained pursuant to Section 6.01, including all additions thereto and subtractions therefrom pursuant to this Agreement.

          Capital Budget: As defined in Section 7.05(a).

          Capital Call Notice: As defined in Section 4.01(b).

          Capital Contribution: Means, with respect to each Member, the amount contributed or deemed contributed by such Member as set forth in Section 5.01(a), as the same may be increased to reflect additional Capital Contributions made in accordance with Section 5.02(a), or increased or decreased pursuant to Section 5.02(b). The Capital Contributions of the



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Members shall not be reduced by virtue of any distributions made to the
Members, whether of Net Ordinary Cash Flow or Net Extraordinary Cash Flow.

          Capital Improvements: Any renewals, replacements and improvements to the Property which in accordance with GAAP must be capitalized.

          Capital Reserves: Reserve funds reasonably established by the Managing Member in connection with a Major Capital Event or upon dissolution and liquidation of the LLC.

          Cash Reserves: Reserve funds (other than Capital Reserves) established by the Managing Member to pay the LLC Charges of each Applicable Entity as set forth in the Business Plan or as reasonably determined by the Managing Member.

          Certificate: As defined in the Preamble.

          Clause (iii) Default: As defined in Section 7.01(b).

          Clause (iii) Default Notice: As defined in Section 7.01(b).

          Code: The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

          Competitor: As defined in Section 9.02(c)(ii).

          Contract Date: As defined in Section 10.01(a).

          Contributing Member: As defined in Section 5.02(b)(i).

          Contributing Member Contribution: As defined in Section 5.02(b)(ii).

          Control: As defined in the definition of "Affiliate".

          Conversion Date: As defined in Section 5.02(b)(ii).

          CPI: The Consumer Price Index for All Urban Consumers (CPI-U), All Items, applicable to the N.Y.-Northeastern N.J. area (1982-84 = 100) for urban wage earners and clerical workers, as published by the U.S. Department of Labor, Bureau of Labor Statistics. If such Consumer Price Index is discontinued or otherwise revised during the term of this Agreement, the Consumer Price Index for All Urban Consumers (CPI-U), All Items, U.S. City Average (1982-84 = 100) for urban wage earners and clerical workers, as published by the U.S. Department of Labor, Bureau of Labor Statistics, shall be used, and if such national index is discontinued or otherwise revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised.



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          CPI Increase: As of any date during the term of this Agreement (such date, the "Determination Date"), the percent of increase, if any, in the CPI for the month in which the applicable Determination Date occurs over the CPI for (x) December, 2001 or (y) with respect to the "CPI Increase" referenced in
Section 7.05(e), January of the Fiscal Year in question.

          Comments: As defined in Section 7.05(b).

          Damages: As defined in Section 12.01.

          Default Amount: As defined in Section 5.02(b)(i).

          Default Loan: As defined in Section 5.02(b)(i).

          Default Loan Rate: 4% per annum above the Prime Rate.

          Default Notice: As defined in Section 7.01(b).

          Deposit: As defined in Section 9.02(a)(C).

          Determination Date: As defined in the definition of "CPI Increase".

          Dispute: As defined in Section 7.01(d).

          Dispute Notice: As defined in Section 9.02(c).

          Environmental Indemnity: As defined in Section 12.01.

          Environmental Laws: Means all applicable federal, state or local laws, ordinances, requirements and regulations (including consent decrees and administrative orders) relating to the protection of the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the federal Superfund Amendments and Reauthorization Act of 1986, the federal Resource Conservation and Recovery Act of 1976, the federal Clean Air Act, the federal Water Pollution Control Act and federal Clean Water Act of 1987, the federal Insecticide, Fungicide and Rodenticide Act, the federal Pesticide Act of 1978, the federal Toxic Substances Control Act, the federal Safe Drinking Water Act, the federal Hazardous Materials Transportation Act, and all amendments thereto.

          Environmental Reports: As defined in Section 13.01(a)(xviii).

          Escrow Agent: As defined in Section 9.02(a)(i)(C).

          Existing Recourse Obligations: As defined in Section 12.01.

          First Offer Notice: As defined in Section 9.02(a)(i)(A).

          Fiscal Year: As defined in Section 8.02.

          Former Managing Member: As defined in Section 7.01(b).



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          GAAP: Accounting principles generally accepted in the United States, consistently applied.

          Goldman: As defined in Section 12.01.

          Goldman Default Rate: The "Default Rate", as such term is defined in the Goldman Loan Agreement.

          Goldman Loan: As defined in Section 12.01.

          Goldman Loan Agreement: As defined in Section 12.01.

          Goldman Loan Costs: As defined in Section 4.01(e).

          Ground Lease: That certain ground lease, dated August 28, 1967, between Helen K. Rosman and Jacob Imberman, as Trustees for the benefit of Helen K. Rosman under the Last Will and Testament of Isidor B. Rosman, deceased; Helen K. Rosman as trustee for the benefit of Barbara Joan Rosman under the Last Will and Testament of Isidor B. Rosman, deceased; Helen K. Rosman as trustee for the benefit of Judith Evelyn Rosman, under the Last Will and Testament of Isidor B. Rosman, deceased; and Rose Grant and Herbert S. Grant as executors under the Last Will and Testament of Herman Grant, deceased, as lessors, and Ralno Corp., as lessee, as amended and assigned.

          Ground Lease Documents: As defined in Section 13.01(a)(ix).

          Ground Leased Parcel: The portion of the Property that is subject to the Ground Lease.

          Group Agent: As defined in Section 7.08.

          Group Members: As defined in Section 7.08.

          Hazardous Materials: Oil and petroleum products, asbestos, polychlorinated biphenyls, radon and urea formaldehyde, and all other materials classified as hazardous or toxic under any Environmental Law.

          Identity Notice: As defined in Section 9.02(c)(ii).

          Indemnitees: As defined in Section 14.22(a).

          Indemnity Laws: As defined in Section 14.22(d).

          Initial Agent: As defined in the definition of "Approved Agent".

          Initial Percentage Interest: As defined in the definition of "Percentage Interest".

          Interest: As to a Member, all of the interest of that Member in the LLC, including, without limitation, such Member's (i) right to an allocable share of the income, gains,



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losses and deductions of the LLC in accordance with this Agreement, and (ii)
right to a distributive share of LLC Assets.

          Land: As set forth on Exhibit A.

          Lease: Any lease, license or other agreement now in effect or hereafter entered into which permits the use and occupancy of any portion of the Property by third parties.

          Leasing Guidelines: As defined in Section 7.05(a).

          Legal Requirements: All laws, statutes, or ordinances, including building codes, subdivision, zoning regulations, urban redevelopment plans, fire, health, safety, pollution, environmental protection and safety laws, OSHA requirements, and the orders, rules, regulations, directives and requirements of any federal, state or local governmental or quasi-governmental authority which are applicable to the Property, any of the Lower Tier Entities or the LLC; all requirements, obligations, terms, restrictions, provisions and conditions of all covenants, conditions, easements, rights of way, instruments now or hereafter applicable to the Property whether or not of record; and all rules, regulations and requirements of any insurance company insuring all or any part of the Property.

          Lessor's Interest: As defined in Section 10.03.

          Lessor's Interests: As defined in Section 13.01.

          LLC: As defined in the Preamble.

          LLC Accountants: Ernst & Young, LLP or, if the Managing Member determines to replace Ernst & Young, LLP, such other nationally recognized firm of independent certified public accountants selected by the Managing Member and approved by the Management Committee in accordance with Section 7.03(g).

          LLC Act: The Delaware Limited Liability Company Act (as the same may be amended from time to time).

          LLC Assets: All assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the LLC but not including the assets and the property held by any Lower Tier Entity.

          LLC Charges: For a given period of time, a sum equal to the aggregate of the expenditures, charges and costs actually paid by the LLC during such period of time in accordance with the terms of this Agreement, determined (except with respect to clause (f) below) on a cash basis of accounting, including, without duplication or limitation:

          (a) all payments of principal and interest on loans (including Applicable Loans) to the LLC;

          (b)     all taxes and assessments imposed upon the LLC;



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          (c)     the net increase, if any, in the Cash Reserves during such period of time;

          (d) the fees and expenses of attorneys, accountants, architects, engineers, appraisers and other professionals retained by or on behalf of the LLC in accordance with the terms hereof;

          (e)     amounts contributed or loaned to the Lower Tier Entities;

          (f)     amounts payable to Metro919 pursuant to Section 4.01(e);

          (g)     amounts payable to certain Building tenants pursuant to
Section 4.01(a)(ii)(C); and

          (h) all other appropriate and necessary costs and expenses of the LLC incurred in accordance with this Agreement.

          Notwithstanding the foregoing, there shall be excluded from LLC
Charges:

          (1)     all non-cash items such as depreciation;

          (2) amounts distributed to the Members pursuant to this Agreement;

          (3) all costs, charges and expenses deducted from the proceeds of a Major Capital Event to determine Net Extraordinary Cash Flow;

          (4) any expense, cost or charge to the extent such expense, cost or charge was paid from Cash Reserves; and

          (5) any expenses, obligations or liabilities incurred by the Reckson Members or the NYSTRS Members in connection with the formation of the LLC and the entering into of this Agreement which are specifically stated to be those of the Reckson Members or the NYSTRS Members (rather than the LLC) under this Agreement.

          Loan Agreement Recourse Obligations: As defined in Section 12.01.

          Lockout Period: As defined in Section 10.02(a).

          LOI: As defined in Section 10.01(a).

          Lower Tier Entities: As defined in the Preamble.

          Lower Tier LLC Agreements: The operating agreements of the Lower Tier Entities, i.e., the Property Owner LLC Agreement, the Third Avenue LLC Agreement and the MM LLC Agreement, individually or collectively.

          Major Capital Event: Any extraordinary transaction which generates cash receipts other than ordinary operating income, including, without limitation, sales of all or a significant portion of the LLC's interests in the Lower Tier Entities and borrowings (whether secured or unsecured) by the LLC.

          Major Decisions: As defined in Section 7.03.

          Major Lease: As defined in Section 7.03(d).

          Major Line Items: The following line items: Cleaning; Payroll and Employee-Related Expenses; Utilities; Repairs and Maintenance; Security; Insurance; Real Estate Taxes; Ground Rent; General and
Administrative/Professional Fees and Property Management.

          Management Agreement: The management and leasing agreement dated as of the date hereof entered into between the Property Owner and Managing Agent governing the management and leasing of the Property as such agreement may be modified, amended or restated from time to time in accordance with this Agreement and any replacement management and leasing agreement entered into in accordance with the provisions of this Agreement.

          Management Committee: As defined in Section 7.02(a).

          Managing Agent: RANY Management Group, Inc. or any successor thereto or any replacement managing agent appointed in accordance with the terms of this Agreement.

          Managing Member: Means whichever of (x) a Reckson Member or (y) a NYSTRS Member is the Member entitled to exercise the rights of the Managing Member under this Agreement. Initially, Metro919 shall be the Managing Member of the LLC.

          Managing Member Advisors: As defined in Section 7.01(d).

          Managing Member Default: As defined in Section 7.01(b).

          Managing Member Replacement Date: As defined in Section 7.01(b).

          Marketing Period: As defined in Section 10.01(a).

          Material Agreements: Means each contract or agreement (other than Leases, the Ground Lease, any Applicable Loan Documents, organizational documents, title documents or other documents of record) relating to the operation of the Property under which an Applicable Entity has the obligation to pay (or is reasonably likely to pay) more than $150,000 per annum and which cannot be terminated by an Applicable Entity without cause upon 45 days' notice or less without a material penalty or premium.

          Member: Means, at any time, any Person admitted and remaining as a member of the LLC pursuant to the terms of this Agreement. As of the date of this Agreement the Members of the LLC are MOP, Metro919 and NYSTRS.

          Member Debtor: As defined in Section 9.05(a).

          MM LLC: As defined in the Preamble.

          MM LLC Agreement: That certain Amended and Restated Limited Liability Company Agreement of MM LLC, dated as of the date hereof made by the LLC as its sole member, as may be amended, modified and restated from time to time in accordance with this Agreement.

          Metro919: As defined in the Preamble.

          Monthly Report: As defined in Section 8.04(b).

          MOP: As defined in the Preamble.

          Mortgage Loans: As defined in the definition of "Applicable Loans".

          Necessary Expenses: Means expenses incurred or required to be incurred in respect of (i) compliance with Legal Requirements, (ii) amounts payable under Sections 4.01(e) and 14.22, (iii) obligations under (A) Leases,
(B) Applicable Loans and (C) contracts with third parties entered into (I) prior to the date hereof and (II) on or after the date hereof in accordance with the terms of this Agreement, (iv) utility charges, (v) obligations under the Ground Lease, (vi) amounts payable to or reimbursable to Managing Agent under the Management Agreement, (vii) wages and benefits to employees, (viii) insurance, and (ix) protecting against (or deemed necessary or prudent in the good faith judgment of the Managing Member to protect against) injury to persons or material damage to property, including, without limitation, in respect of security and life safety.

          Net Extraordinary Cash Flow: The amount, if any, remaining after subtracting from cash receipts arising from a Major Capital Event (a) all costs, charges and expenses of the LLC related to such Major Capital Event (including, without limitation, any transaction costs, loan repayment costs, prepayment premiums and amounts paid to Metro919 pursuant to Section 4.01(e)) and (b) Capital Reserves. Net Extraordinary Cash Flow shall include any reduction of Capital Reserves.

          Additionally, Net Extraordinary Cash Flow shall include the sum of the following amounts:

          (x) an amount equal to all distributions of "Net Extraordinary Cash Flow" (as such term is defined in the Property Owner LLC Agreement) actually made by the Property Owner to the LLC and 919 Member LLC;

          (y) an amount equal to all distributions of "Net Extraordinary Cash Flow" (as such term is defined in the Third Avenue LLC Agreement) actually made by Third Avenue LLC to the LLC, divided by the LLC's "Percentage Interest" (as such term is defined in the Third Avenue LLC Agreement) in Third Avenue LLC at the time of such distributions; and

          (z) an amount equal to all distributions of "Net Extraordinary Cash Flow" (as such term is defined in the MM LLC Agreement) actually made by MM LLC to the LLC.

Net Extraordinary Cash Flow shall be determined on the cash basis of accounting.

          Net Income and Net Loss: Mean, respectively, for each Fiscal Year or part thereof, the taxable income or taxable loss of the LLC for such period as determined for U.S. federal income tax purposes (inclusive of items required to be separately accounted for under Section 703(a) of the Code), with the following adjustments:

          (a) there shall be taken into account any tax exempt income of the LLC,

          (b) any expenditures of the LLC which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Regulations under Section 704(b) of the Code shall be treated as deductible expenses,

          (c) if any LLC Asset has a Book Value which differs from its adjusted tax basis as determined for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such LLC Asset shall be computed based upon the LLC Asset's Book Value rather than its adjusted tax basis,

          (d) to the extent an adjustment to the adjusted tax basis of any LLC Asset pursuant to Section 734(b) of the Code is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) as a result of a distribution other than in liquidation of a Member's Interests the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss, and

          (e) if the Book Value of any LLC Asset is adjusted pursuant to clauses (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Net Income and Net Loss.

          Items of income, gain, deduction, and loss allocated pursuant to
Section 6.03, including "nonrecourse deductions" and "partner nonrecourse deductions," shall be excluded from the computation of Net Income and Net Loss.

          Net Ordinary Cash Flow: For any given period of time, the Receipts for such period less the LLC Charges for such period. Net Ordinary Cash Flow shall be determined on the cash basis of accounting.

          New Managing Member: As defined in Section 7.01(b).

          Non-Approving Member: As defined in Section 10.01(a).

          Non-Contributing Member: As defined in Section 5.02(b).

          Non-Transferring Member: As defined in Section 9.02(a)(i).

          Notice Recourse Obligations: The items set forth in section 9.19(b)(i); b(ii); and (b)(iii) of the Goldman Loan Agreement.

          NYSTRS: As defined in the preamble to this Agreement.

          NYSTRS Committee Member: As defined in Section 7.02(a).

          NYSTRS Interest Amount: As defined in Section 10.02(a).

          NYSTRS Knowledge Individuals: As defined in Section 13.01(a).

          NYSTRS Members: NYSTRS and each of the Members under this Agreement from time to time which is a permitted transferee of NYSTRS.

          NYSTRS Recourse Party: NYSTRS, and any replacement principal of NYSTRS approved by the Reckson Members.

          Offer Notice: As defined in Section 10.01(a).

          Offeree Member: As defined in Section 10.02(a).

          Offering Price: As defined in Section 9.02(a)(i).

          Offeror Member: As defined in Section 10.02(a).

          Operating Budget: As defined in Section 7.05(a).

          Optional Recourse Obligations: As defined in Section 12.02.

          Original LLC Agreement: As defined in the Preamble.

          Original Members: As defined in the Preamble.

          Outside Date: As defined in Section 5.02(b)(ii).

          Overage Rent: As defined in Section 4.01(a)(iv).

          Parking Facility: The parking garage, occupying a portion of the ground floor and the entire first and second basement levels of the Building.

          Payoff Period: As defined in Section 4.01(d).

          Percentage Interest: As of the date of this Agreement, the Percentage Interest (the "Initial Percentage Interest") of each Member is as follows: MOP-6%, Metro919-45% and NYSTRS-49%. Moreover, as of the date hereof, each of the Members will be credited with having made the Capital Contribution to the capital of the LLC in the amount set forth opposite such Member's name in Section 5.01. After the date hereof, the Percentage Interest of each Member, at any time, shall be the quotient, expressed as a percentage of (a) the sum of such

Member's Capital Contributions, divided by (b) the sum of the Members' aggregate Capital Contributions. Percentage Interests shall be recomputed from time to time in accordance with Section 5.02(b)(ii).

          Permitted Equipment Financings: Financing leases and purchase money debt, in each case incurred in the ordinary course of business in connection with the financing or purchase of equipment and other personal property used at the Property, the payments under all such leases and/or debt not to exceed an aggregate of $100,000 per annum (as increased on each anniversary of the date of this Agreement by the CPI Increase);

          Permitted Owner: As defined in Section 9.01(b).

          Permitted Pledge:

          (i) Pledges of direct or indirect equity interests in Reckson OP or Reckson Associates;

          (ii) Pledges to secure debt which is fully recourse to Reckson Associates or Reckson OP; provided that (A) the credit support for such debt is not primarily the equity in the Property, and (B) any one or more of the following conditions are satisfied:

               (I) such Pledge is not made primarily for the purpose of distributing the equity value in the LLC;

               (II) the principal amount of such debt is at least two (2) times the aggregate fair market value of Reckson Associates' and Reckson OP's direct and indirect interests in the LLC; or

               (III) Reckson Associates' and Reckson OP's direct and indirect interests in the LLC have a fair market value that is less than 40% of the total fair market value of the collateral securing such debt; and

          (iii) Pledges to secure debt that is solely recourse to MOP; provided that (A) the direct and indirect interests in the LLC pledged to secure such debt do not constitute at the time such Pledge is made more than 30% of the total fair market value of the collateral securing such debt; and
(B) such debt shall not exceed at the time such Pledge is made 75% of the total fair market value of the collateral securing such debt.

The requirements (including the fair market value determinations) set forth in clause (B) of paragraph (ii) above and clauses (A) and (B) of paragraph (iii) above must be satisfied (x) when the Pledge is given, (y) if any collateral is released which was used to determine whether the tests set forth in paragraphs
(ii) and (iii) are satisfied, then after giving effect to such release, and
(z) if the principal amount of the debt secured by the Pledge is increased beyond the maximum amount which would have been permitted when the Pledge was given.

          Person: Any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.

          P.J. Clarke's Litigation: As defined in Section 13.01(a)(xiv).

          Pledge: As defined in Section 9.05(a).

          Pledgee: As defined in Section 9.05(a).

          Pre-Reckson Ownership Leases: All Leases (and amendments to Leases) currently in effect, which Leases (and Lease amendments) were entered into prior to Property Owner's acquisition of the Property.

          Prime Rate: Means the rate of interest per annum for U.S. Dollar loans publicly announced from time to time by JP Morgan Chase (or any successor thereto) as its prime rate in effect in its principal office in New York City.

          Proceeding: As define in Section 13.01(b).

          Projections: As defined in Section 8.04(c).

          Property: As defined in the Preamble to this Agreement.

          Property-Binding Arrangements: Means (A) the Commercial Building Agreement between the Realty Advisory Board on Labor Relations, Inc. (the "RAB") and certain labor unions in Manhattan (the "Unions") in effect on the date hereof and (B) any future agreements (including collective bargaining agreements) and/or arrangements between the RAB (or its successors) and the Unions which are binding on the Property.

          Property Escrow Agent: As defined in Section 10.01(a).

          Property Owner: As defined in the preamble to this Agreement.

          Property Owner Claims: As defined in Section 13.01(a)(xiv).

          Property Owner LLC Agreement: That certain Amended and Restated Operating Agreement of Metropolitan 919 3rd Avenue LLC dated as of July 18, 2001, as amended by that certain First Amendment to Amended and Restated Operating Agreement of Property Owner, dated as of the date hereof by and between MM LLC, Third Avenue LLC, the LLC and 919 Member LLC, as the same may be amended, modified and restated from time to time in accordance with this Agreement.

          Purchaser: As defined in Section 9.05(a).

          Purchasing Buy/Sell Member: As defined in Section 10.02(b).

          Purchasing Party: As defined in Section 10.01(b).

          Qualifying Buyer: As defined in Section 10.01(a).

          Receipts: For any given period of time, a sum equal to (1) the aggregate of all amounts actually received by the LLC in respect of any LLC Asset, other than distributions received from the Lower Tier Entities, during such period, including, without limitation:

          (a) interest, if any, earned and available to the LLC on any Cash Reserves or other LLC funds;

          (b) the amount of any net reduction of Cash Reserves, other than any net reduction resulting from the use of Cash Reserves to pay LLC Charges; and

          (c) cash or other immediately available funds (other than receipts from a Major Capital Event) received by the LLC from any other source;

          plus (2) the following amounts:

          (x) an amount equal to all distributions of "Net Ordinary Cash Flow" (as such term is defined in the Property Owner LLC Agreement) actually made by the Property Owner directly to the LLC and 919 Member LLC;

          (y) an amount equal to all distributions of "Net Ordinary Cash Flow" (as such term is defined in the Third Avenue LLC Agreement) actually made by Third Avenue LLC to the LLC, divided by the LLC's "Percentage Interest" (as such term is defined in the Third Avenue LLC Agreement) in Third Avenue LLC at the time of such distributions; and

          (z) an amount equal to all distributions of "Net Ordinary Cash Flow" (as such term is defined in the MM LLC Agreement) actually made by MM LLC to the LLC.

          Notwithstanding the foregoing, Receipts shall not include (i) amounts contributed or loaned by the Members to the LLC pursuant to this Agreement, (ii) amounts which, although held by the LLC, may not be distributed to the LLC, or by or for the account of the LLC to its Members under Legal Requirements or pursuant to the terms of an agreement with a third party and (iii) amounts arising from a Major Capital Event.

          Receipts shall be determined on a cash basis of accounting.

          Reckson: As defined in the Preamble to this Agreement.

          Reckson Capital Projects: As defined in Section 4.01(a)(ii)(A).

          Reckson Committee Member: As defined in Section 7.02(a).

          Reckson Entity Agreements: This Agreement, the Third Avenue LLC Agreement and the 919 Member LLC Agreement.

          Reckson Knowledge Individuals: As defined in Section 13.01(a).

          Reckson Members: Metro919, MOP and each of the Members under this Agreement from time to time which is a permitted transferee of the then Reckson Members.

          Reckson Ownership Leases: All Leases and amendments thereto (including amendments to Pre-Reckson Ownership Leases) which, in all cases, were entered into after the Property Owner's acquisition of the Property.

          Reckson Recourse Party: MOP, and any replacement principal of the Reckson Members approved by the NYSTRS Members, provided that NYSTRS acknowledges and agrees that Reckson OP shall be deemed to be an acceptable Reckson Recourse Party.

          Recommending Member: As defined in Section 10.01(a).

          Recording Office: The office of the Secretary of State of the State of Delaware.

          Recourse Party: The Reckson Recourse Party or the NYSTRS Recourse Party, individually.

          Regulations: The regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.

          Regulatory Allocations: As defined in Section 6.03(c).

          Release: As defined in Section 10.01(a).

          Release Indemnity: As defined in Section 10.01(a).

          Rents: As defined in Section 4.01(b).

          Rep. Basket: As defined in Section 13.01(b).

          Rep. Closing Date: As defined in Section 13.01(b).

          Requesting Member: As defined in Section 14.08.

          Response Period: As defined in Section 10.01(a).

          ROFO Closing Date: As defined in Section 9.02(a)(i)(C).

          Sale Closing Date: As defined in Section 10.01(a).

          Sale Price: As defined in Section 10.01(a).

          Schulweis Guaranty: That certain guaranty dated October 27, 2000 made by MOP in favor of 919 Third Avenue Associates L.P. and 919 Fee Associates L.P..

          Secured Liabilities: As defined in Section 9.02(b)(i).

          Selling Buy/Sell Member: As defined in Section 10.02(b)(i).

          Senior Manager: With respect to a Person, an individual who holds a position with such Person of executive vice president or higher at the time in question.

          Special Environmental Tenant: As defined in Section 7.03(d).

          Third Avenue LLC: As defined in the Preamble.

          Third Avenue LLC Agreement: That certain Amended and Restated Operating Agreement of Third Avenue LLC, dated as of the date hereof by and between the LLC and Reckson Mezz. LLC, as the same may be amended, modified and restated from time to time in accordance with this Agreement.

          Third Party Contract: As defined in Section 10.01(a).

          Total Reckson Interest: Collectively, (i) the Interests of the Reckson Members in the LLC; (ii) Reckson Mezz. LLC's .1% membership interest in Third Avenue LLC and (iii) Metro919's 1.01% membership interest in 919 Member LLC.

          Transfer: As defined in Section 9.01(a).

          Transfer Date: As defined in Section 12.03.

          Transferring Member: As defined in Section 9.02(a)(i).

          UBTI: Means "Unrelated Business Taxable Income" as defined in
Section 512 of the Code.

          Unaffiliated Member: With respect to the Reckson Members, an "Unaffiliated Member" is any NYSTRS Member and with respect to the NYSTRS Members, an "Unaffiliated Member" is any Reckson Member.

          Undistributed Income: As defined in Section 14.05.

          Union Contracts: As defined in Section 7.03(u).

          Upper Tier Transfer: As defined in Section 9.01(a).

                                  ARTICLE II

                        FILING; NAME; PLACE OF BUSINESS

          2.01 Filing. The Members shall execute and acknowledge, and the Managing Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the LLC does business, and if necessary or desirable, cause to be published, the Certificate or amended certificates, if any, as are required or permitted by the LLC Act, or any fictitious name act, or act relating to qualification to do business, or similar statute or any rule or regulation in effect in such jurisdiction or political subdivision. The Members shall further execute and acknowledge and the Managing Member shall promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the LLC.

          2.02 Name of LLC. The name under which the LLC shall conduct its business is 919 JV LLC or such other name as the Members may select.

          2.03 Place of Business. The location of the principal place of business of the LLC shall be c/o Reckson Associates, 225 Broadhollow Road, Melville, New York 11747. The principal place of business of the LLC shall be changed to such other place or places within the United States as the Managing Member may from time to time determine; provided, that if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act.

          2.04 Registered Office and Registered Agent. The street address of the initial registered office of the LLC shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the LLC's registered agent at such address shall be CT Corporation. The Managing Member may hereafter change the registered agent and registered office and, if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act to reflect such change.

                                  ARTICLE III

                       PURPOSES, POWERS AND TERM OF LLC

          3.01 Purposes. The purposes of the LLC shall be to (a) own, hold, finance, manage, operate, sell and otherwise dispose or deal with and exercise any rights it may have with respect to the Lower Tier Entities and (b) do all other things reasonably incident thereto, each in accordance with the terms of this Agreement.

          3.02 Powers. The LLC shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the LLC Act.

          3.03 Term of LLC. The existence of the LLC commenced on the date upon which the Certificate was duly filed with the Recording Office and shall continue until terminated in accordance with the provisions of Article XI.

                                  ARTICLE IV

                                APPORTIONMENTS

          4.01 Apportionments. Notwithstanding the provisions of Article V, the following provisions shall apply:

          (a) (i) As of 11:59 P.M. on the day immediately preceding the date hereof, (x) Metro919, on behalf of the LLC closed the books of the LLC and (y) the LLC, on behalf of the Lower Tier Entities, closed the books of each Lower Tier Entity. Subject to the further provisions of this Section 4.01, the Receipts and LLC Charges shall be apportioned as a result thereof and, except as otherwise provided herein (A) the Reckson Members shall be entitled to all Receipts from all sources, including, without limitation, from distributions of the Lower Tier Entities (whether made or received before or after the date hereof) attributable to proceeds of (I) operations, (II) leasing, (III) tax certiorari proceedings (subject to the rights of tenants),
(IV) utility or other deposits, (V) financing and (VI) payments on construction warranties and guarantees in reimbursement of costs which the Reckson Members (or their Affiliates) either paid prior to the Closing Date or with respect to liabilities that accrued prior to the Closing Date, each of such items (I)-(VI) being payable or accruing prior to the date hereof or which are otherwise allocable to the period prior to the date hereof (whether received before or after the date hereof), (B) except as otherwise provided in this Section 4.01, there shall be allocated to the Reckson Members all of the LLC Charges arising or accruing prior to the date hereof, (C) the LLC shall be entitled to all Receipts (resulting from distributions of the Lower Tier Entities (whether made or received before or after the date hereof)) accruing from and after the date hereof or which are otherwise allocable to the period on or after the date hereof and (D) there shall be allocated to the LLC all of the LLC Charges arising or accruing on or after the date hereof. Receipts and LLC Charges that are allocable to a period of time falling in part before, and in part on or after, the date hereof shall be apportioned between such respective portions of the period in question according to the number of days in each, so that the Reckson Members will receive the portion of such Receipts, and (except to the extent otherwise provided herein) bear the portion of such LLC Charges, apportioned to the period before the date hereof, and the LLC will receive and bear the balance of each.

          (ii) Notwithstanding Section 4.01(a)(i) and Article V:

               (A) the actual costs incurred in connection with the capital projects described on Schedule 1 (the "Reckson Capital Projects") shall be deemed to be costs of the Reckson Members, and the payment by the Reckson Members of such costs shall not constitute an additional Capital Contribution on behalf of the Reckson Members and shall not result in the Reckson Members receiving any other credit or benefit under this Agreement as a result of such payment;

               (B) all amounts released to the Property Owner from the "D&P Debt Service Reserve Account" (as such term is defined in the Goldman Loan Agreement) shall, following its distribution to the LLC, be distributed solely to the Reckson Members; and

               (C) all amounts set forth on Schedule 2 shall be deemed to be LLC Charges.

          (iii) All income, gains, losses, deductions and credits of the LLC accruing prior to the date hereof shall be allocated to the Reckson Members. From and after the date hereof, the respective Interests of the Members in the revenues, distributions, expenses, income, gains, losses, deductions and credits of the LLC shall be in accordance with the provisions of this Agreement.

          (iv) As to rental payments for fuel pass-alongs, so-called escalation rent, percentage rent, or charges based upon real estate taxes, operating expenses, labor costs, "porter's wage rate" cost of living increases or other similar items (such pass-alongs, escalation rent and charges being collectively called "Overage Rent") for the accounting period in which the Closing occurs, if the date of this Agreement is prior to the time when any such Overage Rent is payable, then such Overage Rent shall be apportioned subsequent to the date hereof. The Managing Member shall cause the Property Owner to hold in trust and pay over to the Reckson Members a pro-rated amount (on a per diem basis) of such Overage Rent as and when collected. As to any Overage Rent payable subsequent to the date hereof with respect to an accounting period which ended prior to the date hereof, the Property Owner shall receive and hold such Overage Rent in trust for the Reckson Members and pay the entire amount to the Reckson Members promptly after receipt thereof. If, prior to the date hereof, the Property Owner shall have collected any sums on account of Overage Rent for any accounting period beginning prior to but ending subsequent to the date hereof, such sum shall be apportioned as of the date hereof.

          (b) The Managing Member shall cause any and all amounts received by the Property Owner following the Closing for base rent, Overage Rent and other charges payable by tenant (collectively "Rents" ) due to the Property Owner prior to Closing (including an amount equal to the Reckson Members' share of Rents receivable for the month in which the Closing occurs) to be paid to the Reckson Members promptly after receipt. If at the time of Closing any tenants are delinquent in the payment of Rent, then any Rent received from any such tenant after the Closing shall be applied thereafter in the following order of priority: (i) first, to Rent arrearages with respect to the month in which the Closing shall have occurred (subject to the apportionment described in the preceding sentence), (ii) second, to Rent arrearages with respect to the month immediately preceding the month in which the Closing shall have occurred (the "Prior Month") (which shall be paid to the Reckson Members), (iii) third, to Rent arrearages with respect to the period following the month in which the Closing shall have occurred (which shall be paid to the LLC) and (iv) fourth, to any other Rent arrearages with respect to the period preceding the Prior Month (which shall be paid to the Reckson Members). The Managing Member shall cause any amounts payable to the Reckson Members after the Closing to be paid over by the Property Owner to the Reckson Members promptly after receipt.

          (c) If any tax reduction proceedings in respect of the Property are pending at the time of the Closing (other than proceedings in respect of the current tax year or tax years commencing after the date hereof) the Reckson Members reserve, and shall have, the right to direct the Property Owner to continue to prosecute the same at no expense to the LLC. The LLC shall have the right to cause the Property Owner to prosecute tax reduction proceedings for the current or subsequent tax years. Any distributions to the LLC attributable to refunds or savings in the payment of taxes with respect to the Property resulting from tax reduction proceedings applicable entirely to tax years prior to the current tax year shall belong to and be the property of the Reckson Members, and any distributions to the LLC attributable to refunds or savings in the payment of taxes applicable to the tax years commencing from and after the date hereof shall belong to and be the property of the LLC, subject in each case to the rights of any tenants to receive any refunds. The refunds or savings in the payment of taxes applicable to the current tax year (after payment of all attorneys' fees and other expenses incurred in obtaining such refunds or savings and subject to the rights of any tenants to receive refunds) shall be apportioned between the Reckson Members and the LLC on a per diem basis in accordance with Section 4.01(a)(i).

          (d) If the parties apportion any of the items set forth in paragraphs (a), (b) or (c) above which have been paid on an estimated basis, such items shall be reapportioned when the actual amounts are finally determined (including, without limitation, after any tenant audit or dispute has been finally determined). Managing Member shall cause the Property Owner to provide to the Members an accounting of all such amounts.

          (e)     On the first Business Day of each calendar month
(commencing with January, 2002) for 115 consecutive months (the "Payoff Period"), the LLC shall pay to Metro919 an amount equal to $29,295 (the aggregate amounts payable pursuant to this sentence are, the "Goldman Loan Costs"). If prior to the close of the Payoff Period, (i) the Goldman Loan is paid in full, (ii) the Goldman Loan is refinanced or a defeasance occurs,
(iii) any transaction occurs pursuant to Section 9.02, or Article X below (or similar transaction) or (iv) the LLC is dissolved pursuant to Article XI below or the Property is sold, then simultaneously with any of the above events the LLC shall pay to Metro919 an amount (the "Remaining Amount") equal to the Goldman Loan Costs less all other amounts previously paid to Metro919 under this paragraph (e).

          (f) MOP shall indemnify and hold harmless the LLC and the NYSTRS Members from and against all loss, obligation, expense (including reasonable counsel fees), damage and liability to the Applicable Entities resulting from claims asserted by third parties, but only if and to the extent
(A) such expenses, obligations, damages and liabilities have arisen or accrued prior to the date hereof or are based upon events which occurred prior to the date hereof and (B) are not related to (I) the physical or environmental condition of the Property or any fixtures or equipment located thereon (except for an injury, death or third party claim for property damage occurring at the Property prior to the date hereof which directly results from a physical condition at the Property existing at the time of such injury) or (II) any matter that would ordinarily be revealed by a title search and/or survey of the Property or is covered by NYSTRS' title insurance policy. All expenses, obligations, damages and liabilities of the Applicable Entities for which the Reckson Members are not responsible pursuant to this Section 4.01(d)(i) shall be the responsibility of the LLC from and after the date hereof. MOP shall indemnify and hold harmless the LLC and the NYSTRS Members for any New York State and City real estate transfer taxes (including any controlling interest transfer taxes) that are imposed on the Applicable Entities, but only if and to the extent such taxes (i) are based solely upon transfers and events which occurred prior to the execution and delivery of this Agreement and (ii) do not result from, in whole or in part, the transfer of an interest in the LLC to the NYSTRS Members. If any claim, action or proceeding is made or brought with respect to the matters set forth in this paragraph, the parties shall follow the procedures set forth in Section 14.22(e).

          (g) The Members intend for each Member's Capital Account as of the date hereof to equal the amount set forth after such Member's name in
Section 5.01(a) as its Capital Contribution (or deemed Capital Contribution), after taking into account all distributions and contributions required pursuant to this Section 4.01 (to the extent such distributions and contributions will not be offset by a special allocation of income or loss to a Member by the LLC), which distributions and contributions for this purpose are all deemed to have been made on the date hereof. The Managing Member is hereby directed to take such actions, to the extent permitted under Section 704 of the Code and the Treasury Regulations thereunder, as it deems appropriate in determining (or to adjust) the allocation of Net Income and Net Loss for any period prior to the date hereof, and in determining (or to adjust) the Book Value, upon contribution, of any property contributed to the LLC prior to the date hereof, to carry out the intent of Members set forth in the preceding sentence.

                                   ARTICLE V

                                    CAPITAL

          5.01 Deemed Capital Contributions. (a) As of the date hereof the Members have made (or are deemed to have made) Capital Contributions in the following amounts:

                NYSTRS      $    98,415,860.01

                MOP         $    86,806,805.50

                Metro919    $    15,626,028.39

          5.02 Additional Contributions; Shortfall Loans. (a) The Members shall make additional Capital Contributions in proportion to their respective Percentage Interests in such amounts (i) as may be required by the Business Plan, (ii) to enable the Applicable Entities to pay Necessary Expenses as they become due if the Applicable Entity shall not have sufficient funds to pay the same, (iii) to fund Cash Reserves in the amount agreed to by the Members on the date hereof or (iv) as the Management Committee may otherwise approve. Additional Capital Contributions shall be paid within 10 days after request therefore by the Managing Member. In the event that Managing Member has failed to timely request an additional Capital Contribution under this Section 5.02(a), the non-Managing Member (or the Group Agent for the non-Managing Members, as applicable) may make such request by sending written notice (the "Capital Call Notice") thereof to the Members and the 10-day period set forth in the preceding sentence shall commence on the date the Capital Call Notice is received by the Members.

Additional capital which is required for the business of a Lower Tier Entity shall be (x) contributed by the LLC to the capital of the applicable Lower Tier Entity or (y) loaned by the LLC to such Lower Tier Entity on such loan terms as are determined by the Managing Member.

          (b) If at any time or times a Reckson Member or a NYSTRS Member shall fail to timely make a Capital Contribution which such Member is obligated to make under this Section 5.02 (such Member, a "Non-Contributing Member"), and such failure shall continue for a period of 10 Business Days after notice of such failure, the rights and remedies set forth below in this
Section 5.02(b) shall apply. Such remedies may be exercised (as between such remedies) on a cumulative and nonexclusive basis but shall collectively constitute the exclusive remedies available against a Non-Contributing Member.

               (i) If the Reckson Members, on the one hand, or the NYSTRS Members, on the other hand, have timely made their own Capital Contributions (as applicable, the "Contributing Member"), the Contributing Member may (but shall not be obligated to), within 30 days after the expiration of the 10 Business-Day period referred to above (x) request in writing that its Capital Contribution be returned, in which case the Managing Member shall cause the LLC to immediately return such Capital Contribution to the Contributing Member or (y) advance all or any part of the portion of the Capital Contribution which the Non-Contributing Member has failed to make (the amount so advanced, the "Default Amount") to the LLC, and such advance shall be treated as a loan from the Contributing Member to the Non-Contributing Member and as a Capital Contribution by the Non-Contributing Member to the LLC. The Contributing Member shall give notice thereof to the Non-Contributing Member upon the Contributing Member's loan of the Default Amount. Any such loan of the Default Amount made by a Contributing Member to the Non-Contributing Member is referred to herein as a "Default Loan". Each Default Loan shall bear interest on the unpaid principal amount thereof at the Default Loan Rate from the date advanced until the date repaid. The Non-Contributing Member may repay the Default Loan, plus all accrued and unpaid interest thereon, at any time prior to the Conversion Date.

               (ii) In the case of Default Loans, if any Default Loan, plus all interest accrued thereon, is not repaid in full to the Contributing Member on or prior to the date that is 180 days after such Default Loan was made (the "Outside Date"), then the Contributing Member shall have the option, exercisable within 30 days following the Outside Date, to convert the outstanding amount of the Default Loan, plus all accrued interest thereon, into a Capital Contribution by the Contributing Member (a "Contributing Member Contribution"). Such option shall be exercised, if at all, by written notice given by the Contributing Member to the Non-Contributing Member no later than 30 days following the Outside Date (the date of such notice, the "Conversion Date"). If the Contributing Member elects to make a Contributing Member Contribution, then for all purposes of this Agreement, the Capital Contributions of (I) the Contributing Member shall be deemed to be increased, as of the Conversion Date, by the product of (x) the applicable Contributing Member Contribution and (y) 1.35 and (II) the Non-Contributing Member shall be deemed to be decreased, as of the Conversion Date, by the Contributing Member Contribution and for purposes of determining each Member's Capital Account (in addition to the amounts treated as Capital Contributions under Section 5.02(b)(i) but not for any other purpose of this Agreement) the LLC shall be deemed to have made a distribution to the Non-Contributing Member of an amount of cash equal to the Contributing

Member Contribution and the Contributing Member shall be deemed to have contributed an equal amount of cash to the LLC. If the principal and interest due on a Default Loan shall be converted into a Capital Contribution pursuant to this Section 5.02(b)(ii), then (x) no subsequent payment or tender of payment by the Non-Contributing Member of the amount so converted or contributed shall affect the Members' Capital Contributions and Percentage Interests as recalculated in accordance with this Agreement and (y) the Non-Contributing Member shall have neither the right nor the obligation to repay any such principal or interest. Any gain or loss resulting from an adjustment to the Book Value of any LLC Asset in connection with a Contributing Member Contribution shall be allocated in accordance with Section 6.02(b) (and Section 6.03(d) shall not apply), so that the Members' Capital Accounts will reflect, to the extent possible, the amount they would receive on a liquidation of the LLC, if liquidating distributions were made in accordance with Section 6.05 immediately after such contribution.

          (c) The Reckson Members may make additional Capital Contributions under this Section 5.02 in such proportions as they shall agree amongst themselves, so long as the aggregate amount contributed (other than any amount deemed contributed under Section 5.02(b)) by the Reckson Members does not exceed the product of Reckson Members' aggregate Percentage Interests multiplied by the aggregate amount of such additional Capital Contribution.

          5.03 Liability of Members. Except as otherwise provided in the LLC Act and this Agreement, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and the Members shall not be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members for liabilities of the LLC.

          5.04 Return of Capital. Except as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

                                  ARTICLE VI

                ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

          6.01 Capital Accounts. (a) Each Member shall have a Capital Account which shall be maintained in accordance with Regulations Section
1.704-1(b)(2)(iv).

               (b) The Capital Account of each Member shall be increased (i) by the amount of cash and the fair market value of any property (net of liabilities that the LLC is considered to assume, or take property subject to, under Section 752 of the Code) contributed by such Member to the LLC and (ii) by any Net Income or items of income or gain allocated to such Member pursuant to Section 6.02 and any item in the nature of income or gain specially allocated to such Member pursuant to Section 6.03.

               (c) The Capital Account of each Member shall be reduced by (i) the amount of cash and the fair market value of any property (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code) distributed to such Member and (ii) by any Net Loss or items of loss or deductions allocated to such Member pursuant to
Section 6.02 and any item in the nature of loss or deduction specially allocated to such Member pursuant to Section 6.03.

               (d) In the event that all or a portion of an Interest in the LLC is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

               (e) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to the allocations of Net Income, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Income and Net Losses attributable to adjustments to Book Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.

               6.02 Allocation of Net Income or Net Loss. (a) After giving effect to the special allocations set forth in Section 6.03 and Section 6.02(b), Net Income shall be allocated to the Members in proportion to the excess, if any, of (i) the amount that would be distributed to each Member if all of the LLC Assets were sold for their Book Value, the LLC was liquidated, and liquidating distributions were made pursuant to Section 6.05, over (ii) the balance in each such Member's Adjusted Capital Account. After giving effect to the special allocations set forth in Section 6.03 and Section 6.02(b), Net Loss shall be allocated to the Members in proportion to the excess, if any, of (i) the balance in each Member's Adjusted Capital Account over (ii) the amount that would be distributed to such Member if all of the LLC Assets were sold for their Book Value, the LLC was liquidated, and liquidating distributions were made pursuant to Section 6.05.

               (b) Notwithstanding Section 6.02(a), the gross amount of the LLC's items of income and gain and the gross amount of the LLC's items of loss and deduction includable in Net Income or Net Loss shall be allocated (rather than Net Income and Net Loss) in the same manner as Net Income and Net Loss, respectively, as set forth in Section 6.02(a), if such allocations would decrease the difference between the Members' Adjusted Capital Account balances and the amounts the Members would receive upon the hypothetical liquidation of the LLC under Section 6.02(a).

               (c) Any Net Income or Net Loss not allocated under Sections 6.02(a) and 6.02(b) shall be allocated to the Members pro rata in accordance with the Members' respective Percentage Interests.

               6.03 Special Allocations. (a) Notwithstanding any other provision of this Agreement, "partner nonrecourse deductions" (as defined in Regulations Section 1.704-2(i)), if any, of the LLC shall be allocated to the Member who bears the economic risk of loss with respect to the debt to which such deductions are attributable in accordance with Regulations Section 1.704-2(i), and "nonrecourse deductions" (as defined in Regulations Section 1.704-2(b)(1)) of the LLC shall be allocated to the Members in accordance with their Percentage Interests.

               (b) This Agreement shall be deemed to include "qualified income offset," "minimum gain chargeback" and "partner nonrecourse debt minimum gain chargeback" provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of income, gain, loss, and deduction shall be allocated to the Members to the extent and in the manner required by such provisions.

               (c) Any allocations required to be made pursuant to Section 6.03(a) and Section 6.03(b) (the "Regulatory Allocations") (other than allocations, the effect of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 6.02 so that the net amount of any items so allocated and all other items allocated to such Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.02 had such Regulatory Allocations under this
Section 6.03 not occurred.

               (d) Notwithstanding anything herein to the contrary, except as set forth in Section 5.02(b)(ii) for each Fiscal Year or part thereof, the LLC's allocable share of the Property Owner's items of income, gain, loss, and deduction (including its share of such items which are allocated to it from Third Avenue LLC and MM LLC) for such period shall be allocated among the NYSTRS Members and the Reckson Members in the following proportions:

                    (i) to the NYSTRS Members in an amount equal to the Property Owner's items of income, gain, loss, and deduction, which are allocated to all of the members of the Property Owner for such period, times the NYSTRS Members then Percentage Interest, and

                    (ii) the LLC's remaining allocable share of the Property Owner's items of income, gain, loss, and deduction for such period, to the Reckson Members in accordance with Section 6.02, as if the NYSTRS Members were not then a Member of the LLC.

                    This Section 6.03(d) shall not apply in the year the LLC liquidates if the suspension of this provision would permit the NYSTRS Members to receive an amount on liquidation of the LLC pursuant to Section 11.03 that reflects, to the extent possible, the amount it would have received had liquidating distributions been made in accordance with Section 6.05.

               6.04 Tax Allocations; Allocation of Income and Loss. (a) For federal income tax purposes, except as otherwise provided in Section 6.04(b), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article VI.

               (b) In accordance with Code Sections 704(b) and 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any LLC Asset contributed (or deemed contributed) to the capital of the LLC shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such LLC Asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution). If the Book Value of any LLC Asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such LLC Asset shall take account of any variation between the adjusted basis of such LLC Asset for federal income tax purposes and the Book Value of such LLC Asset in the manner prescribed under Code Sections 704(b) and 704(c) and the Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Managing Member in a manner that reasonably reflects the intent of this Agreement. Allocations pursuant to this Section 6.04(b) are solely for tax purpose and shall not affect any Member's Capital Account.

               (c) If any Interest is transferred during any Fiscal Year in accordance with this Agreement, the Net Income or Net Loss (and other items referred to in Section 6.02) attributable to such Interest for such Fiscal Year shall be allocated between the transferor and the transferee by closing the books of the LLC as of the date of the transfer, or by any other method permitted under Code Section 706 and the Regulations thereunder and agreed to by the Members, including the transferor and the transferee.

               (d) The provisions of this Article VI (and other related provisions in this Agreement) pertaining to the allocation of items of LLC income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.

               6.05 Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow. (a) Priority of Default Loans. For so long as any Default Loan shall remain outstanding, all amounts which otherwise would be distributed under Section 6.05(b), Section 6.05(c) or Section 11.03 or any other provision of this Agreement to a Member who is an obligor under a Default Loan shall be applied instead to repay all outstanding Default Loans, pro rata in proportion to the outstanding principal amounts thereof, to be applied first on account of accrued and unpaid interest and next on account of principal. Any amounts so applied shall be treated for all purposes of this Agreement as having been distributed to the Member which is an obligor under such Default Loan.

               (b) Distributions of Net Ordinary Cash Flow. Except as provided in Section 6.05(a) or Section 11.03, Net Ordinary Cash Flow shall be distributed to the Members pari passu in the following proportions:

                    (i) to the NYSTRS Members, pro rata in proportion to their respective Percentage Interests, in an amount equal to the NYSTRS Members' Percentage Interest multiplied by the Net Ordinary Cash Flow, and

                    (ii) the remainder to the Reckson Members in proportion to their respective Percentage Interests.

If there is any change in Percentage Interests during any Fiscal Year, the Managing Member shall (i) for purposes of this Section 6.05(b), calculate Percentage Interests on a "weighted average" basis as of the end of each calendar month on a cumulative year-to-date basis and (ii) calculate Net Ordinary Cash Flow as of the end of each calendar month on a cumulative year-to-date basis and apply and distribute Net Ordinary Cash Flow on or before the 24th day of the following month. To accomplish the foregoing, Managing Member shall cause the Lower Tier Entities to distribute "Net Ordinary Cash Flow" (as defined in each Lower Tier LLC Agreement) on the same monthly basis as set forth in the preceding sentence. Notwithstanding the foregoing, which is intended to permit interim distributions of Net Ordinary Cash Flow, the Managing Member shall calculate the weighted average Percentage Interests and Net Ordinary Cash Flow on an annual basis, and if the Annual Report of the LLC shall show that there was any over-distribution of Net Ordinary Cash Flow to a Member, such Member shall (A) repay the over-distribution within 30 days without interest thereon, after receipt of such report, or (B) be subject to an off-set for such over-distribution on the date or dates of the next distributions of Net Ordinary Cash Flow until such over-distribution is recovered by the LLC. If such Annual Report shall show that there was an under-distribution of Net Ordinary Cash Flow to a Member, such under-distribution shall be paid to such Member without interest thereon, within 30 days after receipt of such report or as promptly thereafter as there is sufficient Net Ordinary Cash Flow. For purposes hereof, the "weighted average" Percentage Interest for any Member shall be calculated for any period as the quotient of (I) the sum of the Percentage Interests of such Member on each day during such period divided by (II) the number of days during such period.

               (c) Net Extraordinary Cash Flow. The Managing Member shall calculate Net Extraordinary Cash Flow (other than as set forth in Section 6.05(a) and Net Extraordinary Cash Flow arising from a sale incidental to the dissolution and liquidation of the LLC which shall be distributed in accordance with Section 11.03) and apply and distribute such Net Extraordinary Cash Flow, reasonably and promptly after the LLC's receipt thereof, to the Members pari passu in the following proportions:

                    (i) to the NYSTRS Members, pro rata in proportion to their respective Percentage Interests, in an amount equal to the NYSTRS Members' Percentage Interest, multiplied by the Net Extraordinary Cash Flow; and

                    (ii) the remainder to the Reckson Members in proportion to their respective Percentage Interests.

The Managing Member agrees to cause the Lower Tier Entities to distribute "Net Extraordinary Cash Flow" (as defined in each Lower Tier LLC Agreement) promptly following the applicable Lower Tier Entity's receipt thereof.

               (d) No Restoration of Funds. Except as provided in Section 6.05(b), no Member shall be required to restore to the LLC any funds properly distributed to such Member pursuant to any of the provisions of this Section
6.05 or Section 11.03 unless required by Legal Requirements.

               (e) Limitation on Distributions. No Member shall be entitled to
(i) receive any distribution from the LLC (including a withdrawal of any of such Member's capital) except pursuant to this Section 6.05, (ii) receive interest from the LLC upon any capital contributed to the LLC, or (iii) receive property other than cash in return for such Member's Capital Contributions.

               6.06 Compliance with the Fractions Rule. The Members intend for the provisions of this Agreement regarding the maintenance of Capital Accounts and the allocation and distribution provisions of this Article IV, including
Section 6.03(d), to comply at all times with the "fractions rule" of Section 514(c)(9)(E) of the Code and Treasury Regulation Section 1.514(c)-2; provided, that the foregoing shall not affect the amount or timing of any distributions of cash or property to any Member pursuant to the provisions of Section 6.05 and 11.03.

               6.07 Withholding Taxes. If the LLC is required to withhold any portion of any distribution or allocation to a Member by applicable federal, state, local or foreign tax laws, the LLC shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.07 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the LLC makes any payment to a taxing authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the LLC may, at its option, (i) require the Member to reimburse the LLC for such withholding; or
(ii) reduce any subsequent distributions to such Member by the amount of such withholding. The obligation of a Member to reimburse the LLC for taxes that were required to be withheld shall continue after such Member Transfers its interest in the LLC or after a withdrawal by such Member. Each Member agrees to furnish the LLC with any representations and forms as shall reasonably be requested by the LLC to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

                                 ARTICLE VII

                                  MANAGEMENT

               7.01 Managing Member. (a) General. Managing Member shall carry out and implement the day-to-day affairs of the LLC in accordance with the approved Business Plan or otherwise within the scope of the authority granted to Managing Member pursuant to this Agreement, including, without limitation this Section 7.01. Managing Member agrees to devote to the LLC's business such time as reasonably shall be necessary in connection with its duties and responsibilities hereunder. Managing Member shall be authorized to take any action which is specifically authorized or contemplated by the approved Business Plan, to make any expenditure set forth in an approved Budget, or as otherwise expressly authorized by this Agreement. Without limiting the foregoing, but subject to the terms of this Agreement (including Section 7.03 below) and the LLC Act, and provided the same shall not be expressly prohibited under this Agreement, Managing Member shall have and may exercise without the consent of any other party all the powers of the LLC, including, without limitation, the full power to:

                    (i) cause the LLC or any Lower Tier Entity, directly or through its agents, at all times to perform and comply with the provisions of any loan commitment, agreement, Mortgage Loan document, deed of trust, lease, construction contract or other contract, instrument or agreement permitted hereunder to which the LLC or such Lower Tier Entity is a party or which affects the Property or the operation thereof;

                    (ii) cause the Property Owner to keep and maintain at least such insurance coverage as may be required by the holder of any outstanding Mortgage Loan or otherwise permitted hereunder;

                    (iii) open and maintain bank accounts for funds of the LLC or cause a Lower Tier Entity to open and maintain bank accounts for its funds;

                    (iv) cause the Property Owner to employ independent unaffiliated contractors for the ordinary maintenance and repair of the Property or, subject to the provisions of Section 7.06, Affiliated contractors in accordance with the terms of this Agreement;

                    (v) cause the Property Owner to retain or engage independent unaffiliated real estate brokers licensed to do business in New York;

                    (vi) cause the Property Owner to enter into Leases except for Major Leases or Leases which deviate materially from the approved Leasing Guidelines (on a net present value basis) unless, in each instance, the same have been approved by the Management Committee;

                    (vii) execute and deliver agreements and documents on behalf of the LLC or a Lower Tier Entity which (A) are contemplated by an approved Business Plan or are entered into in connection with the payment of Necessary Expenses, (B) are made and executed in the ordinary course of business that do not grant any lien or encumbrance on the Property (except as specifically authorized under this Agreement), (C) are agreements executed in connection with the performance of Reckson Capital Projects or (D) are otherwise approved by the Management Committee and do not constitute a Major Decision or otherwise require approval by the Unaffiliated Members;

                    (viii) cause the Property Owner to act under the Management Agreement, subject to the approval of the Management Committee where such acts would (x) constitute a Major Decision or (y) involve the declaration of a default by Managing Agent or the Property Owner, or (z) involves the exercise of remedies against Property Owner by the Managing Agent;

                    (ix) cause the LLC or any Lower Tier Entity to engage attorneys, accountants and other advisors; and

                    (x) to make any and all tax elections required or permitted to be made under the Code, and any applicable state, local or foreign tax law including any election under Section 754 of the Code.

               (b) Managing Member Removal. The Managing Member may be removed as Managing Member by written notice from the "non-Managing Member", which shall mean (x) the NYSTRS Members, in the event a Reckson Member is the Managing Member or (y) Metro919 (in its capacity as the Reckson Members' Group Agent) in the event a NYSTRS Member is the Managing Member, in each case upon ten (10) Business Days written notice, should any of the following events occur, each of which shall be considered a "Managing Member Default":

                    (i) if the Managing Member shall become Bankrupt;

                    (ii) it is finally determined by a court or forum of competent jurisdiction that the Managing Member committed fraud or willful misconduct in the conduct of its duties under this Agreement and the same materially adversely affects the value of the LLC;

                    (iii) an unpermitted Transfer by the Managing Member or its Affiliated Member shall have occurred; or

                    (iv) the Percentage Interest of the Managing Member and its Affiliated Members shall collectively be less than 20%.

               Notwithstanding any other term of this Agreement, in the event that a default described in clause (iii) above (a "Clause (iii) Default") shall have occurred, a Managing Member Default shall not be deemed to have occurred until the Managing Member shall have received a written notice of default (a "Clause (iii) Default Notice") from the non-Managing Member specifying such default and the Managing Member shall not have cured the claimed default to the satisfaction of the non-Managing Member within a period of 30 days and if the cure cannot reasonably be completed within such 30-day period, then the Managing Member shall have an additional 30-day period to effect the cure so long as the Managing Member is diligently prosecuting the cure within such additional 30-day period; provided, in the event a Clause
(iii) Default shall have occurred and a Clause (iii) Default Notice is given and such Clause (iii) Default is cured within the cure periods set forth above, then, with respect to any subsequent Clause (iii) Default Notice received following a subsequent Clause (iii) Default, Managing Member shall not be entitled to any of the cure periods set forth above and such second Clause (iii) Default Notice shall serve as the Managing Member Default notice required under the first sentence of Section 7.01(b). The Managing Member shall not be removed by an Unaffiliated Member on account of the Managing Member Defaults set forth in clauses (i) and (iii) if on or prior to the date of such Managing Member Defaults the non-Managing Member shall have committed or suffered to have occurred with respect to it an action or an event of a nature comparable to any of the Managing Member Defaults set forth in clauses
(i) and (iii) and shall not have remedied such defaults within the cure periods provided above.

               If the Managing Member is removed pursuant to this Section 7.01(b) (the Managing Member so removed is the "Former Managing Member" and the date of such removal is the "Managing Member Replacement Date"), then immediately upon such removal, the Unaffiliated Member shall become the new Managing Member (the "New Managing Member") or, if there is more than one Unaffiliated Member, such Unaffiliated Members' Group Agent shall appoint the New Managing Member and, in each case, the New Managing Member shall succeed to all the rights and obligations of the Former Managing Member hereunder; provided that, as between the Members, the New Managing Member shall not be subject to liability based upon the wrongful acts of the Former Managing Member, which acts occurred during the period of time that Former Managing Member was Managing Member. From and after the Managing Member Replacement Date (x) the Recourse Party affiliated with the New Managing Member shall be bound by the obligations set forth in Article XII (without the taking of any further action or the execution of any further documents) and
(y) New Managing Member will have the option to terminate the Management Agreement and any other Affiliate Agreement on behalf of the LLC and, with respect to the Management Agreement, propose a successor Managing Agent, subject to the Former Managing Member's reasonable approval, which approval shall be deemed to have been given if the successor Managing Agent is an Approved Agent.

               (c) Exculpation. The Managing Member shall not be liable to the LLC or to the Members for any act performed or omitted to be performed by it on behalf of the LLC, provided such act or omission was taken in good faith, was reasonably believed by the Managing Member to be in the interests of the LLC and within the scope of authority granted or reserved to the Managing Member under this Agreement, and did not constitute fraud or willful misconduct.

               7.02 Management Committee. (a) The Reckson Members, on the one hand, and NYSTRS Members, on the other hand, shall each elect one (1) member (the "Reckson Committee Member" and the "NYSTRS Committee Member", respectively) of a management committee (the "Management Committee"), which shall consist of a total of two (2) members. The Reckson Members and NYSTRS may each appoint up to three (3) alternate members of the Management Committee (consisting of a total of up to six (6) alternate members). The Management Committee shall meet regularly to review the operations of the Applicable Entities and the Property but not less often than once per calendar quarter. Any one of the alternate members appointed by the Reckson Committee Member and by the NYSTRS Committee Member shall be entitled to act on behalf of the Reckson Committee Member and the NYSTRS Committee Member, respectively, in their absence. The Reckson Members, or NYSTRS, may, at any time upon not less than 2 days prior written notice to the other, change its member or alternate members of the Management Committee.

               As of the date hereof, the Reckson Members appoint Philip M. Waterman III as its member of the Management Committee and Gregg Rechler, Richard Conniff and FD Rich III as alternate members to the Management Committee.

               As of the date hereof, NYSTRS appoints James McLoughlin as its member of the Management Committee and James Walsh, Ann Cole and Hilary Spann as alternate members to the Management Committee.

               (b) The Management Committee shall meet at the request of the Reckson Members' Group Agent or NYSTRS. Such meetings may be called by either member of the Management Committee upon not less than 2 Business Days prior notice to the other member of the Management Committee. The attendance of a member of the Management Committee at a meeting of the Management Committee either in person or telephonically (other than for the purposes of protesting the absence of notice of the meeting) shall constitute a waiver of notice of such meeting. The meetings of the Management Committee may be held (i) at the Property or the principal place of business of the Managing Agent if in Manhattan, (ii) by telephone conference or (iii) by other means determined by the members of the Management Committee. No meeting shall be conducted unless both of the members of the Management Committee are present. Telephonic participation in any meeting by either member of the Management Committee shall constitute such member's presence at such meeting for all purposes of this Agreement. Any decision made by the Management Committee at a duly convened meeting shall constitute the act of and approval by the Management Committee and shall be binding upon the LLC. The decisions of the Management Committee shall be reflected in the minutes of the Management Committee meetings or in resolutions adopted by the Management Committee. Any decision or other action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting by written resolution if a copy of such resolution is delivered to both members of the Management Committee and shall be effective upon the date on which both members of the Management Committee consent thereto in writing.

               (c) Failure by a member of the Management Committee (or such member's alternate) to be present at a scheduled meeting of the Management Committee shall constitute a deadlock between the Management Committee members with respect to the matter(s) which are the subject of such meeting and, accordingly, such matter(s) shall be deemed disapproved.

               (d) The members of the Management Committee shall not receive compensation for their positions as members of the Management Committee. Each Member shall pay all expenses associated with its Management Committee member's attendance of meetings of the Management Committee.

               (e) Each Management Committee member may, in making Major Decisions, act in the interests of the Member it represents without considering the interests of the LLC or of any Unaffiliated Member and without incurring any liability therefor to the LLC or any Unaffiliated Member (including, without limitation, any liability for breach of fiduciary obligations).

               7.03 Major Decisions. Without the unanimous approval of the Management Committee, the Managing Member will not be permitted to cause the LLC to take (or, when applicable, cause a Lower Tier Entity to take) any action that would constitute a Major Decision. The "Major Decisions" are:

               (a) selling, transferring, assigning, conveying, exchanging or otherwise disposing of the LLC Assets or the assets of a Lower Tier Entity other than (i) personal property, fixtures and equipment at the Property which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business, (ii) Leases, which shall be governed by Section 7.03(d) and (iii) a sale of the Property, in accordance with Section 10.01;

               (b) borrowing money on behalf of the LLC or a Lower Tier Entity (including any Mortgage Loan other than the Goldman Loan) whether on a secured or unsecured basis

(other than Permitted Equipment Financings) or refinancing, recasting, extending, compromising or otherwise materially amending any Mortgage Loan or unsecured loan;

               (c) purchasing any additional real property;

               (d) entering into a Lease:

                   (i) of more than one floor of the Building (regardless of the size of the floor);

                   (ii) of more than 31,000 rentable square feet in the aggregate if such Lease demises office space on multiple floors of the Building;

                   (iii) for the Parking Facility (each of (i), (ii) and (iii)
                         is a "Major Lease");

                   (iv) which materially deviates (on a net present value basis) from the parameters of the Leasing Guidelines; or

                   (v) with a "Special Environmental Tenant" (as such term is defined in the Environmental Indemnity), so long as the Environmental Indemnity shall remain in effect;

               (e) (i) instituting any major litigation where the amount in controversy exceeds $500,000; provided that the Managing Member may, upon notice to the Members but without the Management Committee's consent, institute any litigation against a tenant which has defaulted under its Lease or (ii) settle any major litigation or dispute where the LLC or a Lower Tier Entity is obligated to make a payment greater than $500,000 net of insurance recoveries; provided that the Managing Member will agree to notify the Members prior to settling any litigation that does not require the Management Committee's consent if the LLC or a Lower Tier Entity is obligated to make a payment of greater than $20,000 net of insurance recoveries to effectuate such settlement;

               (f) approving any material modification to an Applicable Entity's or Managing Agent's existing insurance program, such approval not to be unreasonably withheld or delayed and shall be deemed approved if the non-Managing Member(s) shall fail, within 10 days following Managing Member's delivery to the non-Managing Member(s) of a notice of such modification, object in writing (such objection to state the basis for the same). A "material modification" shall not be deemed to have occurred if Managing Member or Managing Agent shall modify an insurance program to (i) cause Property Owner to be in compliance with (x) an outstanding Mortgage Loan, (y) a Major Lease (or any other Lease approved by all Unaffiliated Members) or (z) the Ground Lease or (ii) replace an existing insurance carrier so long as the replacement carrier has a rating in Best Insurance Reports not lower than the rating of the existing insurance carrier at the time the existing carrier was approved (it being acknowledged that if a change in insurance carriers shall be accompanied by a material increase in the cost and/or a material reduction in the scope of insurance coverage, such change shall be deemed a "material modification"). Any dispute arising under this clause (f) shall be resolved by arbitration in accordance with Article XV and, until such dispute shall be resolved, Managing Member shall (to the extent commercially practicable) cause the Applicable Entity or Managing Agent to maintain the insurance program(s) in effect immediately prior to the modification in dispute;

               (g) selecting or changing the auditor for the LLC or a Lower Tier Entity; provided the non-Managing Members shall (x) not unreasonably withhold or delay their consent to any so-called "Big-Five" accounting firm selected by Managing Member and (y) be deemed to have consented to the "Big-Five" accounting firm in question if within 10 days following Managing Member's delivery of a written notice stating the proposed "Big Five" auditor, the non-Managing Member(s) fail to object in writing (such objection to state the basis for the same). Any dispute arising under this clause (g) shall be resolved by arbitration in accordance with Article XV;

               (h) approving a modification to the Management Agreement;

               (i) approving any proposed material changes to the zoning of the Property other than those expressly contemplated by an approved Business Plan;

               (j) admitting additional members into an Applicable Entity other than transferees (or pledgees) permitted under this Agreement;

               (k) incurring, or causing a Lower Tier Entity to incur, any expenditure, charge or cost in any Fiscal Year (other than Necessary Expenses) which is inconsistent with the Business Plan or exceeds (i) a Major Line Item by more than 5% or (ii) the aggregate amount of the Budgets by more than 2% (exclusive of increases attributable to temporary timing differences arising in the ordinary course of business which Managing Member reasonably expects will be reversed over time);

               (l) engaging in any transaction between an Applicable Entity and any Member or Affiliate of a Member other than (A) the Management Agreement entered into on the date hereof (and the transactions with Affiliates permitted thereby) and (B) the transactions described in Section
7.04 below;

               (m) modifying or supplementing any organizational documents of any Applicable Entity;

               (n) dissolving, terminating or liquidating any Applicable Entity or causing or permitting any Applicable Entity to merge, consolidate or otherwise combine with any other Person (including any Applicable Entity);

               (o) the taking of any of the following actions to the extent such actions would result in the LLC recognizing income that would be UBTI, if earned by an organization subject to the tax under Section 511 of the Code:

                    (i) the acquisition by the LLC of any property to be held primarily for sale to customers in the ordinary course of the LLC's trade or business or that would be required to be included in inventory in the hands of the LLC, or the holding by the LLC of any property primarily for sale to customers in the ordinary course of the LLC's trade or business, that in either case the sale of which will result in more than $175,000 (to be increased by the CPI Increase) in net income annually, provided that the foregoing shall not include any services nor any goods provided in connection with any service;

                    (ii) the renting by the LLC of any property pursuant to a lease under the terms of which rent depends in whole or in part on the net income or profits derived by any person from the property or improvements leased, provided that the foregoing shall not include rent that is based on a fixed percentage or percentages of receipts or sales.

                    (iii) the renting by the LLC of any real property for which any portion of the rent (other than a de minimis amount) is attributable to services provided by the LLC (other than usual or customary services provided by landlords leasing space for occupancy only);

                    (iv) the incurrence by the LLC of any indebtedness in acquiring or improving any real property where the amount of the indebtedness or any amount payable with respect to such indebtedness, or the time for making any payment, is dependent, in whole or in part, upon the revenue, income or profits derived from such real property;

                    (v) the leasing by the LLC of any real property to 919 Member LLC or 919 Third Avenue Associates, L.P. or the incurring of any indebtedness to, or the securing by the LLC of other financing from such parties.

               Notwithstanding the foregoing, Major Decisions shall not include any action upon which the LLC has received written advice from the LLC's accountants or attorneys that such action will not result in the LLC recognizing income that would be UBTI, if earned by an organization subject to the tax under Section 511 of the Code.

               (p) making any in-kind distribution;

               (q) prepaying any indebtedness (including the Goldman Loan) other than indebtedness, the incurrence of which does not constitute a Major Decision;

               (r) confessing to any judgment other than in connection with any tax dispute with any federal, state or local taxing authority;

               (s) settling any tax certiorari proceeding other than for tax years prior to the tax year in which the date of this Agreement occurs;

               (t) settling any dispute with any taxing authority concerning the computation or allocation of any item of LLC income, gain, loss deduction or credit for federal, state or local tax purposes, but only if and to the extent such settlement would reasonably be expected to cause NYSTRS to recognize more than a de minimis amount of income that would be UBTI, if earned by an organization subject to the tax under Section 511 of the Code;

               (u) hiring of any employees or entering into any collective bargaining agreement for union labor contracts ("Union Contracts"); it being acknowledged however that

(I) an Applicable Entity may be deemed to hire or to have hired employees or to enter into, or have entered into, Union Contracts as a result of Managing Agent's compliance with, or agreement to bind the Property to, Property-Binding Arrangements now or hereafter in effect; and (II) Managing Agent may hire employees (who will be employees of the Managing Agent) and enter into Union Contracts.

               (v) taking any of the following actions: (i) commencement by any Applicable Entity of any case or proceeding in respect of such Applicable Entity under any federal or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) the institution of any proceedings by any Applicable Entity to have such Applicable Entity adjudicated as bankrupt or insolvent, (iii) any Applicable Entity's consent to the institution of bankruptcy or insolvency proceedings against such Applicable Entity, (iv) the filing by any Applicable Entity of a petition, or such Applicable Entity's consent to a petition, seeking reorganization, arrangement, adjustment, winding up, dissolution (in connection with bankruptcy or insolvency), composition, liquidation (in connection with bankruptcy or insolvency) or other relief of such Applicable Entity's debts under any federal or state law relating to bankruptcy, (v) any Applicable Entity's seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or custodian for such Applicable Entity or for all or substantially all of its properties, (vi) the making by any Applicable Entity of an assignment for the benefit of such Applicable Entity's creditors or (vii) the taking by any Applicable Entity of any action in furtherance of any of the foregoing;

               (w) amending or modifying the Ground Lease; and

               (x) selecting a replacement Managing Agent in the event that none of the Listed Agents are satisfactory to the NYSTRS Members under Section 7.04(c) below.

               7.04 Goods and Services from Affiliates/Enforcement. (a) Anything contained in this Agreement to the contrary notwithstanding, in addition to the Management Agreement, the Managing Member may cause an Applicable Entity to enter into agreements or other arrangements (and amend or modify the same) for the furnishing to an Applicable Entity of goods or services by any Affiliate of the Managing Member (including, but not limited to, agreements or arrangements for the construction of tenant improvements and other construction relating to the Property and telephone, internet and other communication services) if (i) each such agreement or other arrangement shall
(x) be of a duration and contain other terms which are fair market and (y) provide that it may be terminated without penalty upon the Affiliated Managing Member's termination as Managing Member pursuant to the provisions of this Agreement and (ii) the Affiliate in question shall provide services consistent with the quality of services offered in other first-class office buildings in Manhattan. Notwithstanding the foregoing, Managing Member shall not cause an Applicable Entity to enter into any agreement or arrangement with an Affiliate which provides for payment to such Affiliate of an amount greater than $50,000 per annum (to be increased by the CPI Increase) unless the Managing Member shall furnish to the Unaffiliated Members for their reasonable approval a summary (each, an "Affiliate Agreement Summary") of the material terms of such agreement or arrangement. If the Unaffiliated Members shall reasonably believe that the Affiliate agreement or arrangement described in the Affiliate Agreement Summary violates the terms of clauses (i) or (ii) above, then the Unaffiliated Members may object in writing to such agreement or arrangement (such objection to state the specific basis for the same). If the Unaffiliated Members shall fail to so object within 10 days following the delivery of an Affiliate Agreement Summary, the agreement or arrangement in question shall be deemed approved by the Unaffiliated Members. Any dispute arising under this Section 7.04(a) shall be resolved by arbitration in accordance with Article XV.

               (b) Managing Member shall use commercially reasonable efforts to enforce in all material respects the obligations of (x) Managing Agent under the Management Agreement and (y) the other Affiliates of the Managing Members which are parties to agreements entered into under Section 7.04(a) above (such agreements, collectively with the Management Agreement, are the "Affiliate Agreements"). If the Unaffiliated Member shall request in writing to the Managing Member that the Managing Members enforce a specific obligation under an Affiliate Agreement and the Managing Members shall not, promptly following receipt of such request, proceed diligently to enforce such obligation, the Unaffiliated Members' may, as their sole remedy, cause the Applicable Entity to exercise any right or remedy available to the Applicable Entity under the Affiliate Agreement in question. Any dispute arising under this Section 7.04(b) shall be resolved by arbitration in accordance with
Article XV.

               (c) The Members acknowledge that the Managing Agent as of the date hereof (the "Reckson Agent") is an Affiliate of the Reckson Members. If the Reckson Agent shall voluntarily elect to terminate the Management Agreement pursuant to Section VII (D) of the Management Agreement, the NYSTRS Members shall select a replacement Managing Agent from a list of three (3) Approved Agents (the "Listed Agents") prepared by the Reckson Members. If none of the three (3) Listed Agents are acceptable to the NYSTRS Members, the selection of the replacement Managing Agent shall be a Major Decision.

               7.05 The Business Plan. (a) For each Fiscal Year during the Term, the Managing Member shall prepare a business plan (the "Business Plan") for the Property to be approved by the non-Managing Member. Each Business Plan shall be comprised of an operating budget (each, an "Operating Budget)"; a capital improvement budget (each, a "Capital Budget"; the Operating Budget and the Capital Budget are collectively, the "Budgets") and leasing guidelines (the "Leasing Guidelines"). Each Operating Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated income and expense required to be made with respect to the Property during such Fiscal Year including, without limitation, amounts required to establish, maintain and/or increase Cash Reserves. Each Capital Budget shall show, in reasonable detail, anticipated expenditures for Capital Improvements with respect to the Property or any portion thereof. The Leasing Guidelines shall specify the projected net average effective rent over the projected term of each Lease on a space-by-space basis, taking into account base rent, the term of the Lease, leasing commissions due to all outside leasing brokers and as set forth in the Management Agreement (including overrides to Managing Agent), tenant improvements, free rent and any other tenant concessions. For the sake of clarity, the parties confirm that the Managing Member need not furnish Leasing Guidelines for any space at the Property that is leased or is not reasonably anticipated to become available for leasing during such Fiscal Year.

               (b) Except with respect to the 2002 Business Plan (as hereinafter defined), not later than October 15th of each Fiscal Year during the term of this Agreement, the Managing Member shall prepare and deliver to the other Members a draft Business Plan. Not later than November 1 of each Fiscal Year during the term of this Agreement, the Managing Member shall prepare and deliver to the other Members a revised Business Plan for the following Fiscal Year, reflecting any of Managing Member's revisions to the draft Business Plan. Within 30 days after delivery of such revised Business Plan, the Unaffiliated Members shall in writing, either approve the entire revised Business Plan, in which case such revised Business Plan shall constitute the "Business Plan", or shall disapprove, modify or otherwise comment on specific items contained therein (collectively, the "Comments"), which Comments shall be accompanied by a statement of the reasons therefor. If the Unaffiliated Members shall have provided any Comments to the revised Business Plan, the Members will discuss the same in good faith and Managing Member shall submit, within 15 days following receipt of the Comments, the final Business Plan which may incorporate the Comments or may not incorporate the Comments if the Managing Member declines to do so. If the Unaffiliated Members shall fail to submit any Comments to the revised Business Plan on or prior to the date set forth above (or if any Comments are not incorporated by the Managing Member into such Business Plan draft), the non-Managing Members shall be deemed to have rejected the same (or such unincorporated Comments) and, accordingly, the Business Plan for such Fiscal Year shall be implemented in accordance with paragraph (e) below.

               (c) The Managing Member may, from time to time and at any time, modify the Business Plan without the Unaffiliated Members' consent to enable a Lower Tier Entity to pay Necessary Expenses. Furthermore, the Managing Member may at any time request the non-Managing Member's consent to modify the Business Plan on account of unanticipated market changes, or for any other reason, such consent not to be unreasonably withheld or delayed and shall be deemed rejected if the non-Managing Members fail to grant or deny such consent within 10 Business Days after receipt of the proposed modification. The Business Plan, as modified in accordance with this subsection (c), shall be deemed to be the "Business Plan" for all purposes herein. The Members acknowledge and agree that the figures set forth in each Business Plan are only estimates and not a guaranty by the Managing Member and there may be substantial variations between the estimates set forth in a Business Plan and actual results.

               (d) The Managing Member shall use reasonable efforts to cause the Property Owner to cause the Managing Agent to operate the Property in conformity with the applicable Business Plan and the permitted variances therefrom as set forth in Section 7.03(k).

               (e) During any period when (i) the non-Managing Members shall fail to approve portions of the Business Plan prior to the commencement of the Fiscal Year to which such Business Plan relates or (ii) the Managing Member shall decline to incorporate all of the Comments, the Property shall be operated during such Fiscal Year (A) in accordance with such portions of such Business Plan as to which agreement has been reached, (B) at rates or levels of expenditures as are actually charged or incurred with respect to Necessary Expenses and (C) with respect to those portions of such Business Plan which are discretionary, increased by the CPI Increase (computed for this purpose from the January 1st of the last Fiscal Year for which a Business Plan was approved to December 31st of the Fiscal Year immediately preceding the Fiscal Year to which the Business Plan in dispute relates).

               (f) On the date hereof the Members have adopted the Business Plan for Fiscal Year 2002 (the "2002 Business Plan"). The Managing Member shall be entitled to cause the LLC and the Lower Tier Entities to pay all LLC Charges and the "LLC Charges" of the Lower Tier Entities, as applicable, as and when due to the extent such LLC Charges are either consistent with the Business Plan or are a permitted variance therefrom as set forth in Section 7.03(k) or are Necessary Expenses. From the date hereof through and including January 1, 2002, Managing Member shall operate the LLC in the ordinary course of business.

               7.06 Other Activities of Members. A Member (or any Affiliate thereof) may own, purchase, sell, or otherwise deal in any manner with any property other than the Property without notice to any Unaffiliated Member, without participation of any Unaffiliated Member, and without liability to the LLC, the Lower Tier Entities or any Unaffiliated Member, and a Member may, without notice to any Unaffiliated Member and without obligation to present to the LLC or to a Lower Tier Entity or any Unaffiliated Member an opportunity of any kind whatsoever, acquire, sell, finance, lease, operate, manage, develop or syndicate any real property not owned by the Property Owner, free of any claim whatsoever of any Unaffiliated Member, the Lower Tier Entities or the LLC. No Member shall incur any liability to the LLC or to a Lower Tier Entity or any Unaffiliated Member as a result of such Member's interest in such other property or pursuit of such other business interests, and neither the LLC nor any Member or any Lower Tier Entity shall have any right to participate in such other property or business or to receive or share in any income or profits derived therefrom.

               7.07 Property Management. Subject to the terms and provisions of this Agreement (including Section 7.04(b)) and the Management Agreement, the Managing Member shall cause the Property Owner to engage the Managing Agent to manage the Property and act as its exclusive leasing agent in accordance with the Management Agreement.

               7.08 Group Members. If there is more than one Reckson Member or more than one NYSTRS Member the following shall apply to the group of Members ("Group Members") constituting the Reckson Members or the NYSTRS Members, as the case may be:

                    (i) all Group Members shall be obligated to approve, consent or otherwise take any other action permitted to be taken by the Group Members under this Agreement as one Member constituting the aggregate Interest and Percentage Interest of all Group Members with respect to all matters under this Agreement and the Group Members shall be jointly and severally liable for the actions of the other Group Members under this Agreement;

                    (ii) the Group Members shall designate one Group Member (the "Group Agent") to act as agent for the Group Members as the primary Group Member to give or receive Notices hereunder. As of the date hereof, the Reckson Members appoint Metro919 as the Reckson Members' Group Agent for all applicable purposes under this Agreement and the NYSTRS Members appoint NYSTRS as the NYSTRS Group Agent for all applicable purposes under this Agreement. The Group Members may replace their Group Agent from time to time upon written notice to all Unaffiliated Members. Notices given or received by the Group Agent shall be deemed given or received by all Group Members and shall be binding on all Group Members as if given or received by each of them; and

                    (iii) without limiting the generality of the foregoing, if a Group Member is a Non-Contributing Member under Section 5.02(b)(ii), all Group Members shall deemed to be Non-Contributing Members.

                                 ARTICLE VIII

                       BANK ACCOUNTS; BOOKS AND RECORDS;
                        STATEMENTS; TAXES; FISCAL YEAR

               8.01 Books of Account. At all times during the existence of the LLC, the books of account of the LLC shall be prepared and kept by the Managing Member, at the expense of the LLC, in accordance with GAAP, which shall reflect all of the transactions relating to the Applicable Entities and the Property and shall be appropriate and adequate for the business of the Applicable Entities and the Property, and which books of account shall be maintained at the principal place of business of the respective Applicable Entity. Any Member or its duly authorized representatives shall have the right at any time to inspect and copy such books of account during normal business hours upon reasonable notice. Any Member and its duly authorized representatives shall have the right to examine (and copy) or conduct an audit of the LLC's books and records at any time during normal business hours and upon reasonable notice at the LLC's principal place of business. Any such examination or special audit (i.e., audits other than the annual audits for the LLC which shall be conducted as of December 31 at the LLC's sole cost and expense) shall be performed at such Member's sole cost and expense.

               8.02 Fiscal Year. Unless the Members shall agree otherwise, the fiscal year of the LLC for financial, accounting, federal, state and local income tax purposes (the "Fiscal Year") shall be the calendar year (except that the first Fiscal Year of the LLC (for financial and accounting purposes) shall begin on the date hereof and the last Fiscal Year of the LLC shall end on the last day of the term of this Agreement).

               8.03 Bank Accounts. All funds of the LLC shall be deposited in the LLC's name in one or more separate bank accounts (each, a "Bank Account") at a United States based bank selected by the Managing Member. Each Bank Account shall provide for a "sweep" feature, automatically transferring excess funds to an interest bearing account investing in securities such as commercial paper. Each such Bank Account shall be used exclusively for the LLC's funds and no other funds shall be commingled therein. Withdrawals may be made from such Bank Account only by the Managing Member and only for purposes authorized under this Agreement and which are permitted under any Applicable Loan. The LLC may, at the Managing Member's option, establish one or more bank accounts in the name of a Lower Tier Entity to hold the funds of such Lower Tier Entity.

               8.04 Financial Statements. (a) Within 90 days after the end of each Fiscal Year, the Managing Member shall prepare and deliver to the Members, at the expense of the LLC, audited financial statements of each Applicable Entity for the preceding Fiscal Year (the "Annual Report"). The Annual Report for each Applicable Entity shall include a balance sheet, an income statement or a statement of operations, statements of the Members' Capital Accounts, Capital Contributions, Percentage Interests, Statement of Cash Flows and, for the Property

Owner, a Statement of Net Ordinary Cash Flow and, if applicable, a Statement of Net Extraordinary Cash Flow, all of which shall be prepared in accordance with GAAP (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) and shall be audited by the LLC Accountants and (except with respect to the Statements of Net Ordinary Cash Flow and Net Extraordinary Cash Flow) present fairly the financial position and operating results of each Applicable Entity.

               (b) Within 15 days after the end of each month, the Managing Member shall prepare and deliver to the Members an unaudited financial report for the Property Owner for the preceding month (the "Monthly Report"). The Monthly Report shall include (I) an income statement or a statement of operations, (II) a Statement of Net Ordinary Cash Flow, (III) if applicable, a Statement of Net Extraordinary Cash Flow, (IV) a summary of capital expenditures for the Property (items I through IV may be provided by delivering the Monthly Report prepared by Managing Agent to the extent the Monthly Report states such information) and (V) if not delivered directly to all Members, a copy of the "Monthly Report" prepared by Managing Agent pursuant to the Management Agreement.

               (c) The Members acknowledge that any financial projections that have been or are hereafter delivered to the Members or the Management Committee (the "Projections") (a) reflect a number of estimates, assumptions and judgments concerning anticipated results of the Property, (b) were not prepared with a view to disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and (c) do not purport to present operations at the Property in accordance with GAAP. The Projections are and will be subject to certain risks and uncertainties that could cause actual results to differ substantially from the Projections. Neither Reckson Member nor any of their Affiliates or representatives have made or is making any representation to the Members or the Management Committee or any other person regarding the actual performance of the Property compared to the information contained in the Projections and each of them expressly disclaims any representation or warranty, express or implied, as to the accuracy or completeness of the Projections.

               8.05 Tax Returns; Tax Matters Partner. (a) As soon as practicable after the end of each Fiscal Year, but in no event later than the 120th day following the end of each Fiscal Year, the Managing Member shall furnish each Member, at the expense of the LLC, with an estimated statement of the Member's distributive share of income, gains, losses, deductions and credits for such Fiscal Year. As soon as practicable after the end of each Fiscal Year but in no event later than 150 days following the end of each Fiscal Year, the Managing Member shall furnish each Member, at the expense of the LLC, with a final statement of the Member's distributive share of income, gains, losses, deductions and credits for such Fiscal Year on a Form K-1 and such other information (including copies of any tax returns that have been filed by the LLC) as is reasonably necessary for the Member to complete such Member's applicable U.S. federal, state, local and foreign income tax returns.

               (b) The Managing Member shall cause all LLC tax returns to be timely prepared, at the expense of the LLC, so that they may be filed with the applicable government authorities within allowable time periods, including extensions, and so that the LLC can provide the Members with the tax returns and information.

               (c) Metro919 shall be the tax matters partner (as described in Section 6231(a)(7) of the Code) of the LLC. The tax matters partner may extend the statute of limitations on behalf of the LLC, select the LLC's choice of litigation forum in any tax action, or take any other action in its capacity as the tax matters partner without the consent of the Management Committee. The tax matters partner shall keep the Management Committee fully advised of the progress of any audit or other tax proceeding and shall, promptly upon receipt, supply the Members Management Committee with copies of any written communications received from the Internal Revenue Service, or other taxing authority, and shall, to the extent practicable, at least five business days prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide such materials to the Members Management Committee. Any direct or indirect costs and expenses incurred by the tax matters partner, acting in its capacity as such, shall be deemed to be LLC Charges and the LLC shall reimburse the tax matters partner for such amounts.

               8.06 Communications. Managing Member shall keep the Members informed as to all matters of material concern to the LLC and shall deliver to the Members promptly upon the receipt or sending thereof copies of all notices, reports and communications (A) between an Applicable Entity and any holder of a Mortgage Loan which relate to any existing or pending default thereunder or to any material financial or operational information required by such holder and (B) regarding material violations or lawsuits affecting the Property.

               8.07 Partnership. The LLC shall be treated as a partnership for federal income tax purposes and no Member shall make any election (for tax purposes or otherwise) inconsistent with such treatment.

                                  ARTICLE IX

            TRANSFERS OF INTERESTS; RIGHT OF FIRST REFUSAL; PLEDGES

               9.01 Restrictions on Transfers of LLC Interests. (a) Except as specifically permitted under this Article IX, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of (such transactions being herein collectively called "Transfers"), all or any part of such Member's Interest without the prior written consent of all Unaffiliated Members, and any such Transfer made in violation of the foregoing shall be void ab initio. Any of the following (each, an "Upper Tier Transfer"), whether accomplished directly or indirectly, by contract, operation of law, voluntarily or involuntarily, shall be deemed a Transfer for purposes hereof:

                    (i) any Transfer of (x) any partnership interest in any Member that is a partnership, (y) any stock in any Member that is a corporation or (z) any membership, legal or beneficial interest in any Member that is a limited liability company, trust or other entity;

                    (ii) (x) the admission of any additional partner to any Member that is a partnership, (y) the issuance of additional stock in any Member that is a corporation or (z) the issuance of any additional membership, legal or beneficial interest in any Member that is a limited liability company, trust or other entity; and

                    (iii) the occurrence of any of the transactions described in Section 9.01(a)(i) or Section 9.01(a)(ii) with respect to any partnership, corporation, limited liability company, trust or other entity that is itself an owner of any direct of indirect interest in a Member, or any other transaction, howsoever effected, which changes the beneficial ownership of a Member from that existing on the date hereof.

               (b) Notwithstanding the provisions of (a) above, the Reckson Members, on the one hand, and the NYSTRS Members, on the other hand, may Transfer all or a portion, of their Interests to an Affiliate without the other's consent, provided that such Transfer does not cause a termination of the LLC under Section 708 of the Code.

               9.02 Right of First Offer. (a) From and after the first anniversary of the date of this Agreement, (i) if (x) the Reckson Members or
(y) the NYSTRS Members (as applicable, the "Transferring Member") desires to Transfer its Interest in the LLC other than in accordance with Section 9.01(b) , then the following provisions shall apply:

                         (A) the Group Agent of the Transferring Member shall
give to the Group Agent of the Unaffiliated Members (such Unaffiliated Members are for purposes of this Section 9.02, collectively the "Non-Transferring Member") a written notice (the "First Offer Notice") setting forth (x) the material business terms of the proposed Transfer including the price (the "Offering Price") at which the Transferring Member proposes to Transfer its Interest (the Interest being transferred is the "Applicable Interest") (it being acknowledged that if the Reckson Members are transferring their "Applicable Interest", the Reckson Members and their Affiliates shall transfer, and the acquiring party shall acquire, the Total Reckson Interest; and (y) the name and address of the Escrow Agent (as defined below) but need not identify or specify a proposed transferee. The material business terms shall in all events provide that (i) the Applicable Interest constitutes the entire Interest of the Transferring Member and any outstanding Default Loans held by the Transferring Member (but no other assets), and (ii) the Offering Price will be payable entirely in cash, in immediately available funds;

                         (B) within 60 days following the delivery of the
First Offer Notice (the "Binding Commitment Period"), the Non-Transferring Member may, by notice (the "Binding Commitment Notice") in writing to the Transferring Member elect to make a binding commitment to purchase the Applicable Interest at the Offering Price specified in the First Offer Notice; and

                         (C) simultaneously with the delivery of the Binding
Commitment Notice on or before the end of the Binding Commitment Period, the Non-Transferring Member shall deliver to the New York office of one of the five largest national title insurance companies in the United States which shall be designated by the Transferring Member in the First Offer Notice (the "Escrow Agent") a deposit (the "Deposit") equal to 5% of the Offering Price which shall be (x) non-refundable (except if the Transferring Member shall wrongfully fail to close the sale of the Applicable Interest under paragraph
(e) below) and (y) held
in escrow pursuant to an escrow agreement in a form reasonably agreeable to the parties and the Non-Transferring Member shall be obligated to purchase the Applicable Interest on a date not more than 120 days following the end of the Binding Commitment Period (such date to be determined by the Non-Transferring Member on not less than 15 days prior notice to the Transferring Member, or if no such notice is sent, then on the 105th day following the end of the Binding Commitment Period). The Binding Commitment Notice shall be void ab initio if the Non-Transferring Member fails to deliver the Deposit simultaneously with the delivery of the Binding Commitment Notice. The date upon which the closing of the purchase of the Applicable Interest shall occur shall be called the "ROFO Closing Date".

               (b) On the ROFO Closing Date:

                    (i) the Transferring Member shall deliver to the Non-Transferring Member a duly executed and acknowledged instrument of assignment conveying the Applicable Interest to the Non-Transferring Member or its designee(s) free and clear of all liens and encumbrances (other than any lien or encumbrance secured by the Property (the "Secured Liabilities"));

                    (ii) the Transferring Member shall pay all transfer, stamp or similar taxes, if any, due in connection with the conveyance of the Applicable Interest;

                    (iii) the Non-Transferring Member shall pay the Offering Price (as adjusted by the credits and apportionments herein set forth) by wire transfer in immediately available funds;

                    (iv) the LLC shall close its books as of the ROFO Closing Date;

                    (v) Net Ordinary Cash Flow and Net Extraordinary Cash Flow hereunder (provided, if the Total Reckson Interest is being transferred, "Net Ordinary Cash Flow" and "Net Extraordinary Cash Flow" shall be as defined in each Reckson Entity Agreement) to the ROFO Closing Date shall be distributed in accordance with the provisions of Section 6.05;

                    (vi) the Offering Price shall (A) be increased by the aggregate amount of all additional Capital Contributions made by the Transferring Member on account of the Applicable Interest in the period between the date of the First Offer Notice and the ROFO Closing Date and (B) be decreased by any Net Extraordinary Cash Flow distributed to the Transferring Member on account of the Applicable Interest during such period; provided that if the Total Reckson Interest is being transferred, the phrases "Capital Contributions" and "Net Extraordinary Cash Flow" set forth above shall have the meanings set forth in each Reckson Entity Agreement;

                    (vii) the Members shall execute all amendments to fictitious name, membership or similar certificates necessary to reflect the withdrawal of the Transferring Member from the LLC (if applicable), the admission of any new Member to the LLC (if applicable), the termination of the LLC, or as may otherwise be required by the LLC Act or as contemplated by
Section 2.01; provided, if the Transferring Member is the Reckson Members the requirements set forth in this clause (vii) shall apply with respect to all Reckson Entity Agreements;

                    (viii) the Non-Transferring Member shall provide the Transferring Member's Recourse Parties with Releases or a Release Indemnity in accordance with Section 12.03; and

                    (ix) each Member shall be reasonable and shall cooperate with the other Members and the transferee in consummating the transaction contemplated by this Section 9.02, including, without limitation, by executing such documents as may reasonably be required in connection therewith.

               (c) (i) If the Non-Transferring Member fails timely to deliver a Binding Commitment Notice to the Transferring Member, the Transferring Member shall have the right, subject to this Section 9.02(c), to sell the Applicable Interest, provided that (1) the gross purchase price (without deduction for any brokerage or similar fees payable in connection with such sale) is at a price greater than 95% of the Offering Price, (2) the other terms and conditions of the sale, when taken as a whole, are not (taken as a whole) materially less favorable to the Transferring Member than the terms and conditions set forth in the First Offer Notice, (3) the transferee shall deliver to all Recourse Parties "Releases", or if not obtainable, "Release Indemnities" (as such terms are defined in Section 10.01(a)), (4) the Non-Transferring Member has been given an Identity Notice under clause (ii) below and has failed to give a proper and timely Dispute Notice with respect to the proposed transferee identified therein and (5) the closing of such sale shall occur not later than 12 months following the expiration of the Binding Commitment Period, and upon such closing the proposed transferee shall succeed to all the rights, obligations and responsibilities of the Transferring Member.

                    (ii) At any point prior to the close of the 12-month period set forth above, the Transferring Member shall provide a written notice (the "Identity Notice") to the Non-Transferring Member identifying the proposed transferee and if, within 7 Business Days following delivery of the Identity Notice, the Non-Transferring Member shall deliver a written notice (the "Dispute Notice") to the Transferring Member stating that (x) the Non-Transferring Member and the proposed transferee are currently engaged in a material litigation (and the Dispute Notice shall provide written evidence of such material litigation) or (y) if the Non-Transferring Member is the Reckson Members, the proposed transferee or any of its Affiliates is a Competitor (as defined below) of the Reckson Members or their Affiliates, then, in the case of (x) or (y), the Transferring Member shall not be permitted to transfer its Interest to such proposed transferee. "Competitor" shall mean any Person that either on its own, or together with its Affiliate, (i) owns (other than principally for its own use) either directly, or indirectly through Affiliates of such Person, greater than a 7.5% interest in at least 2.5 million square feet of office space in New York, New Jersey or Connecticut or (ii) is currently developing, or has developed in the immediately preceding 3-year period, at least two million square feet of office space in New York, New Jersey or Connecticut, or any Person which is controlled by a Competitor; provided, however, a Competitor shall not include insurance companies, commercial banks or investment banks acting for their own account, religious, educational or eleemosynary institutions, federal, state, municipal or other governmental or secular employee's welfare, benefit, pension or retirement funds, or other similar passive real estate investors. The Non-Transferring Member's failure to furnish the Dispute Notice on or prior to the close of the 7 Business-Day period described above shall constitute a waiver of the right to dispute such transferee. The Non-

Transferring Member shall within 10 Business Days after request therefor from the Transferring Member, execute and deliver such documentation as the Transferring Member shall reasonably request evidencing the Non-Transferring Member's waiver of the right to purchase the Applicable Interest, and confirming that there are no outstanding Dispute Notices with respect to a proposed transferee but the failure to do so shall in no way affect the Transferring Member's right to sell the Applicable Interest as described herein.

               (d) If the Transferring Member does not close a sale of the Applicable Interest which satisfies the requirements of Section 9.02(c) above within the 12-month period described in Section 9.02(c), then the Transferring Member may not sell the Applicable Interest without once again giving notice to the Non-Transferring Member pursuant to Section 9.02(a) above.

               (e) If the Transferring Member or the Non-Transferring Member shall fail to close the sale of an Applicable Interest contemplated by this
Section 9.02 after the Binding Commitment Notice has been given, then the non-failing Member may, as its sole remedies (i) seek specific performance of the failing Member's obligations, (ii) if the failing Member shall be (x) the Non-Transferring Member, the Transferring Member may retain the Deposit as liquidated damages or (y) the Transferring Member, the Escrow Agent shall immediately return the Deposit to the Non-Transferring Member; (iii) sell its Interest during the 12 month period immediately succeeding the scheduled ROFO Closing Date without complying with the right of first offer described in this
Section 9.02 and such buyer shall succeed to all of the rights, obligations and responsibilities of the Transferring Member under this Agreement or (iv) have the unilateral right (the "Unilateral Sale Right") to cause the LLC to cause the Property Owner to sell the Property to an independent third party, without complying with the procedures set forth in Section 10.01 but only if such sale shall close not later than 12 months following the scheduled ROFO Closing Date and not before April 1, 2005. During such 12-month period following the scheduled ROFO Closing Date the failing Member shall not be permitted to invoke any of the procedures set forth in this Section 9.02 or in Sections 10.01 or 10.02. The non-failing member may exercise any one or more of the foregoing remedies, but such remedies shall collectively be the sole remedies of the non-failing Member.

               9.03 Conditions Applicable to All Transfers. (a) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Interest by a Member shall be made in full compliance with all Legal Requirements. In the event that any filing, application, approval or consent is required in connection with any such Transfer, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the Unaffiliated Members for any costs or expenses (including attorneys' fees) incurred by such Member in connection with any filing, application, approval or consent.

               (b) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of the Interest of a Member shall be binding upon the Unaffiliated Members unless (i) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers in accordance with Legal Requirements, will not result in the imposition of any state, city or local transfer taxes to the LLC or the non-transferring Member (except to the extent it is specifically provided herein that the non-transferring Member is obligated to pay all or a portion of such taxes), unless the transferring Member agrees to pay such transfer tax and to indemnify the non-transferring Member therefrom, (ii) in the case of a Transfer of a direct Interest the transferee shall have delivered to such Unaffiliated Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the transferor, from and after the date of this Agreement), subject to the limitations of liabilities set forth herein, and (iii) in the case of the Transfer of a direct Interest, the transferee shall have executed, acknowledged and delivered any instruments required under the LLC Act to effect such Transfer and its admission to the LLC. Notwithstanding anything in this Agreement to the contrary, in no event shall an Interest be transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the LLC.

               (c) Notwithstanding any Transfer made pursuant to this Article IX but subject to the limitations expressly stated in this Agreement, including Article XII, the Transferring Member shall remain liable for all of the obligations and liabilities of the Transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such Transfer; provided, that the Transferring Member shall be relieved of any such obligations and liabilities accruing from and after the date of such Transfer if the transferee shall have delivered to the Unaffiliated Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the Transferring Member accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the Transferring Member, from and after the date of this Agreement). In connection with any Transfer permitted under this Article IX, each Member hereby consents to the withdrawal of the Transferring Member as a Member and the admission of the transferee as a Member with the rights of the Transferring Member hereunder.

               (d) The LLC, each Member and any other Person or Persons having business with the LLC, need deal only with Members who are admitted as Members or as substituted Members of the LLC, and they shall not be required to deal with any other Person by reason of Transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member's executors or administrators shall acquit the LLC and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

               9.04 Admission of Transferee. Any Person who becomes a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the LLC prior to the date of its membership in the LLC and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been properly executed and delivered on behalf of the LLC in accordance with this Agreement prior to said date and which are in force and effect on said date. Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the LLC, shall not be entitled to inspect the books or records of the LLC, and shall not have no right to exercise any of the powers, rights, and privileges of a Member hereunder.

               9.05 Pledge of Interest. (a) No Member may, or permit its Affiliates to, pledge, collaterally assign (including any assignment of income or profits) or otherwise hypothecate or create or permit to exist a lien against (collectively "Pledge") any direct or indirect interest in the LLC except (I) in accordance with the provisions of this Section 9.05 and (II) if such Pledge is a Permitted Pledge. A Pledged Interest may subsequently be transferred by foreclosure, assignment in lieu thereof or other enforcement of such Pledge; provided and upon the condition that (i) the Person (the "Purchaser") who purchases or otherwise acquires the pledged Interest does so subject to all of the terms and conditions of this Agreement as it may have been modified or amended, (ii) the Purchaser, for its acquisition of a Pledged Interest to be effective, shall comply with the provisions of Sections 9.03 and 9.04 and (iii) in the case of the Reckson Members' Interest being foreclosed upon or otherwise transferred in enforcement (or in lieu of enforcement) of such Pledge, if the Purchaser (A) is a commercial bank acting in its lending capacity or (B) is not an Approved Entity (as defined in Section 9.06), then simultaneously with such foreclosure or such other transfer to the Purchaser, a NYSTRS Member shall immediately become the Managing Member and the NYSTRS Group Agent shall notify the Purchaser of such New Managing Member and the Lockout Period (as such term is defined in Section 10.02) shall be deemed to have expired and either party may immediately tender a Buy/Sell Offer Notice pursuant to Section 10.02(a) and proceed with a Buy/Sell Transaction in accordance with Section 10.02. The Members hereby consent to any foreclosure or other transfer of a Pledge permitted under this
Article IX, or an assignment in lieu thereof, or other such enforcement of such Pledge, the withdrawal of a Member Debtor if its entire Interest was so transferred, and the admission of the Purchaser as a substitute Member, as the case may be, with all of the rights of the Member Debtor hereunder including, without limitation, its rights with respect to management and distributions. No such Pledge, foreclosure or other enforcement shall require the Pledgee or its Affiliate to assume the obligations of a Member Debtor hereunder unless and until such Pledgee or its Affiliate acquires the pledged Interest of such Member Debtor.

               (b) If the pledgee (the "Pledgee") of a Permitted Pledge shall have given the Unaffiliated Members a written notice specifying such Pledgee's name and address, then, whenever the Unaffiliated Members shall thereafter give a notice to such Member Debtor under this Agreement, the Unaffiliated Members shall also give such Pledgee at such address a copy of each notice given by the Unaffiliated Members to the Member Debtor in the same manner and at the same time as any such notice is given to the Member Debtor. No such notice by an Unaffiliated Member shall be deemed to have been given to the Member Debtor unless and until a copy thereof shall have been so given to the Pledgee. All Unaffiliated Members will accept performance by any Pledgee of any covenant or obligation on the Member Debtor's part to be performed hereunder, with the same force and effect as though performed by the Member Debtor and the Pledgee shall be entitled to an additional 30 days to cure the applicable default of the Member Debtor hereunder. No Unaffiliated Member shall terminate, or modify in any material respect, this Agreement without the prior written consent of each Pledgee, except to the extent (if any) expressly required hereunder. All Unaffiliated Members shall consent to the execution by the LLC of such instruments as are reasonably required by a Pledgee in order to ensure the perfection of its security interest in the Member Debtor's Interest.

               (c) A Pledge (and any transfer by foreclosure sale or otherwise in enforcement or settlement of such a Pledge) effected under this Section
9.05 shall not be considered a "Transfer" under this Agreement and shall not be subject to the restrictions regarding Transfers set forth herein (including without limitation, the provisions of Section 9.02).

               9.06 Special Transfer Provisions Applicable to Reckson. For purposes of this Section 9.06 the following definitions shall have the following meanings:

               Reckson Change in Control: shall be deemed to have occurred if after a Potential Change in Control Transaction Non-Reckson Directors constitute a majority of the board of directors or equivalent governing body of the Surviving Entity at the first time Non-Reckson Directors constitute a majority, but only if they become a majority within one year of the consummation of the Potential Change in Control Transaction.

               Reckson Directors: individuals who immediately prior to a Potential Change in Control Transaction constituted the board of directors or equivalent governing body of Reckson Associates (together with any other individuals whose designation or election or whose nomination for election by shareholders was approved by a vote of a majority of directors (or equivalent governing members) of Reckson Associates prior to such Potential Change in Control Transaction); provided that, in connection with a Potential Change in Control Transaction, Non-Reckson Directors with respect to such Potential Change in Control Transaction shall not be deemed Reckson Directors.

               Non-Reckson Directors: individuals that are not Reckson Directors who become directors of the Surviving Entity in a Potential Change in Control Transaction, pursuant to an agreement, arrangement or understanding entered into in connection with such Potential Change in Control Transaction, within one year of the consummation of such Potential Change in Control Transaction, whether or not such agreement, arrangement or understanding involved a shareholder vote to cause such individuals who are not Reckson Directors to become directors.

               Potential Change in Control Transaction: either

                    (i) the closing of a transaction or series of related
               transactions in which any Person or group (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, the "Acquiring Person"), other than Reckson Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 25% of the Voting Stock (as hereinafter defined) of a Reckson Party; provided that once such Person or group has become an Acquiring Person any change in such Acquiring Person's beneficial ownership of Voting Stock of a Reckson Party is not another Potential Change in Control Transaction, or

                    (ii) the consummation of a merger, consolidation or
               amalgamation (each, a "Transaction") in which Reckson Associates is a constituent corporation and immediately after the consummation thereof, Persons who beneficially owned Voting Stock of Reckson Associates immediately prior to such consummation ("Existing Reckson Holders") beneficially own less than 75% of the Voting

               Stock of the Surviving Entity. For purposes of the foregoing calculation solely, all shares of Voting Stock of the Surviving Entity beneficially owned by an Existing Reckson Holder, which is beneficially owned by such Person by virtue of and is attributable to any interest held by such Person in any other entity or property which is a constituent party to such Transaction that is not an affiliate of Reckson Associates, shall not be deemed to be Voting Stock of such Existing Reckson Holder. The terms "beneficial owner," "beneficial ownership," "beneficially own" and "beneficially owned" are used in this Agreement as such terms are used in Rule 13d-3 and 13d-5 under the Exchange Act.).

               Surviving Entity: with respect to a Transaction, (i) Reckson Associates, if Reckson Associates is the surviving Person of such Transaction and if Reckson Associates (as surviving Person of the Transaction) is not the subsidiary of another Person, (ii) if Reckson Associates is not the surviving Person of such Transaction, and the surviving Person of such Transaction is not a subsidiary of another Person, then such surviving Person, or (iii) if Reckson Associates becomes a subsidiary of another Person as a result of such Transaction, the Ultimate Parent of Reckson Associates.

               Reckson Associates: Reckson Associates Realty Corp. or, subject to the provisions of Section 9.06(a)(ii), any successor thereto by merger or acquisition of all or substantially all of its assets, reorganization or otherwise.

               Reckson OP: Reckson Operating Partnership, L.P., a Delaware limited partnership or, subject to the provisions of Section 9.06(a)(ii), any successor thereto by merger or acquisition of all or substantially all of its assets, reorganization or otherwise.

               Reckson Party: Reckson Associates; provided that in the event Reckson Associates ceases to be the sole general partner of Reckson OP, "Reckson Party" shall be deemed to mean both Reckson Associates and Reckson OP.

               Reckson Permitted Holders: means (a) Senior Management of Reckson Associates, (b) the spouses, issue, parents and first cousins of Senior Management of Reckson Associates and the first cousins of the spouses, issue and parents of the Rechlers (as hereinafter defined), (c) trusts for the benefit of the Persons described in clause (a) and (b) of this definition, (d) entities controlling or controlled by foregoing Persons and (e) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person. For purposes of this definition "Voting Stock" means equity interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

               Senior Management of Reckson Associates: Means individuals who as of the date of this Agreement or hereafter hold a position of executive vice president, managing director or higher at Reckson Associates; provided, however, an individual shall not be deemed to be a member of Senior Management of Reckson Associates if he first acquired such a position after the occurrence of a Non-Approved Entity Change in Control (as hereinafter defined). As of the date hereof the following individuals hold the position of executive vice president, managing director or higher at Reckson Associates: Donald Rechler, Scott Rechler, Roger Rechler, Mitchell Rechler, Gregg Rechler and Todd Rechler (collectively, the "Rechlers"), Michael Maturo, Jason Barnett, Philip M. Waterman III, FD Rich III and Salvatore CampoFranco.

               Ultimate Parent: In the case of any specified Person, any other Person of which such specified Person is a subsidiary and that is not itself a subsidiary of any other Person.

               (a) Change in Control of Reckson Associates. The following shall apply with respect to a Reckson Change in Control which is consummated (or expected to be consummated) prior to the expiration of the lockout periods set forth in Section 10.02:

                    (i) Approved Entity/Actively Managed Entity Transfer. If, after giving effect to a Reckson Change in Control, a Reckson Party is an Approved Entity, then such Reckson Change in Control may be consummated without any rights on the part of the NYSTRS Members under this Section 9.06.

                    An "Approved Entity" is each entity listed on Schedule 2A attached hereto (the "Approved Entity List"), any successor to such entity by merger or acquisition of all or substantially all of its assets, reorganization or otherwise, and any Affiliate of the foregoing:

                    (ii) Non-Approved Entity change in Control.

                    (A) With respect to a possible Reckson Change in Control (a "Proposed Non-Approved Entity Change in Control") which, after giving effect to such Change in Control, would result in a Reckson Party being other than an Approved Entity (such Reckson Party, a "Non-Approved Entity") and such Reckson Change in Control is not an Involuntary Change In Control (as defined below), the Reckson Group Agent may, at its election, notify the NYSTRS Group Agent of the proposed Reckson Change in Control (the "Change in Control Notice"). Within 45 days following the delivery of the Change in Control Notice the NYSTRS Group Agent shall deliver a Buy/Sell Offer Notice (as defined in Section 10.02 (notwithstanding any lockout period set forth in the first sentence of Section 10.02(a) (the "Lockout Period")) and the parties shall proceed with the Buy/Sell Transaction in accordance with the terms set forth in Section 10.02; provided that, notwithstanding anything to the contrary set forth in Section 10.02(b), the closing of a Buy/Sell Transaction triggered under this Section 9.06 shall occur on a date selected by the Purchasing Buy/Sell Member (as defined in Section 10.02) during the period commencing on the 30th day and ending on the 90th day following the date (the "Consummation Date") that the Proposed Non-Approved Entity Change in Control shall have been consummated (such closing date to be extended by any adjournment required under Section 10.02(b)(vii)). If the Reckson Group Agent shall fail to deliver the Change in Control Notice, the NYSTRS Group Agent shall have the right to deliver a Buy/Sell Offer Notice at any point during the period commencing on the Consummation Date and ending on the date that is 60 days following the Consummation Date. If the NYSTRS Group Agent shall fail to timely deliver a Buy/Sell Offer Notice, then the NYSTRS Members shall not be entitled to deliver a Buy/Sell Offer Notice in respect of such Proposed Non-Approved Entity Change in Control until the date that is the earlier of
(I) the close of the Lockout Period and (y) the date that is 180 days following the Consummation Date. If a Proposed Non-Approved Entity Change in Control is abandoned or terminated for any reason, such Buy/Sell Transaction commenced under this Section 9.06 shall be terminated without liability to either party and any Buy/Sell Deposit that may have been delivered pursuant to Section
10.02 shall be returned to the delivering party; provided, that if pursuant to this Section 9.06(a)(ii)(A), the NYSTRS Group Agent has previously delivered two Buy/Sell Offer Notices in connection with Proposed Non-Approved Entity Change in Control transactions that were abandoned or terminated, then, upon the delivery by the NYSTRS Group Agent of any subsequent Buy/Sell Offer Notice under this Section 9.06(a)(ii)(A), the Reckson Members shall be required to consummate the Buy/Sell Transaction regardless of whether the Proposed Non-Approved Entity Change in Control occurring at such time is abandoned or terminated.

                    (B) If a Reckson Change in Control shall have occurred which did not result from a merger, sale of assets or other transaction entered into voluntarily by a Reckson Party (an "Involuntary Change in Control"), promptly following the Reckson Members' receipt of notification that such Involuntary Change in Control occurred, the Reckson Group Agent may furnish to the NYSTRS Group Agent a notice (the "Involuntary C I C Notice") of the Involuntary Change in Control. The NYSTRS Group Agent may, within 45 days following receipt of the Involuntary CIC Notice deliver a Buy/Sell Offer Notice, in which event, the parties shall proceed with a Buy/Sell Transaction in accordance with the provisions set forth in Section 10.02(a). If the NYSTRS Members shall fail to timely deliver a Buy/Sell Offer Notice, then the NYSTRS Members shall not be entitled to deliver a Buy/Sell Offer Notice in respect of such Proposed Non-Approved Entity Change in Control until the date that is the earlier of (x) the close of the Lockout Period and (y) the date that is 180 days following the Consummation Date.

                    (C) The NYSTRS Members shall not exercise any of the rights set forth in this Section 9.06(a) if the NYSTRS Members' Percentage Interest shall be lower than 20%.

                    (D) From and after the expiration of the lockout periods set forth in Section 10.02, the occurrence of a Non-Approved Entity Change in Control may be consummated without any rights on the part of the NYSTRS Members under this Section 9.06.

               9.07 Compliance with Mortgage Loans. No Member shall effectuate or permit to be effectuated any Transfer or Pledge with respect to its Interest unless the same is done in accordance with the requirements of Applicable Loan documents.

                                  ARTICLE X

                               SALE OF PROPERTY;
                             BUY/SELL ARRANGEMENTS

               10.01 Sale of Property to Third Parties. (a) At any time on or after April 1, 2005, either the Reckson Group Agent or the NYSTRS Group Agent may tender (the party so tendering, the "Recommending Member") to the Group Agent of the Unaffiliated Members (for purposes of this Section 10.01, such Unaffiliated Members are collectively, the "Non-Approving Member") a written notice (an "Offer Notice") in which the Recommending Member recommends that the LLC direct the Property Owner to sell the Property; provided, however, no

Offer Notice may be given if the Applicable Loan documents prohibit transfers of the Property to any third party and prohibit prepayment or defeasance of the Applicable Loan (even with the payment of a prepayment penalty or similar fee). The Offer Notice shall (i) contain a gross sale price at which the Recommending Member would be willing to sell the Property (the "Sale Price"),
(ii) states whether the Recommending Member intends to offer the Property for sale only to buyers who would be permitted transferees under the terms of the Applicable Loan documents (whether as a matter of right or by obtaining lender, rating agency or other approval) and which is capable of satisfying the requirements of clause (II)(x) below (such a buyer, herein, a "Qualifying Buyer") or to buyers who need not be Qualifying Buyers, and (iii) sets forth a calculation of the estimated amount that would be distributed to the NYSTRS Members in respect of its Interest in the LLC and to the Reckson Members in respect of the Total Reckson Interest if the Property were sold, and all the liabilities of the Applicable Entities were discharged; provided, however that if the Recommending Member states that it intends to offer the Property for sale only to Qualifying Buyers, the calculation shall assume that any Applicable Loans will be assumed by the Qualifying Buyer and (iii) the Offer Notice shall also indicate the name and address of the Property Escrow Agent (as defined below). The Non-Approving Member shall have a period (the "Response Period") of 60 days from receipt of the Offer Notice to deliver to the Recommending Member a notice (the "Binding Property Notice") stating its binding commitment to either (A) approve the proposed sale of the Property subject to the further provisions of this Section 10.01 and direct the Managing Member to market the Property, in which event the Managing Member shall market the Property on behalf of the LLC and the Property Owner for a period of up to 180 days (the "Marketing Period") (if no notice is sent within the Response Period, the Non-Approving Member shall be deemed to have elected to approve the marketing and sale of the Property), or (B) purchase the Property for an amount (the "Adjusted Sales Price") sufficient to provide the Recommending Member the same distribution it would receive if the Property were sold for the Sale Price to the type of buyer specified in the Offer Notice (i.e. assuming the Applicable Loan is assumed if a Qualifying Buyer was so specified); otherwise assuming the Applicable Loan is prepaid or defeased based on conditions existing on the date of the Offer Notice. An election by the Non-Approving Member to purchase the Property shall only be effective if accompanied by delivering to the New York office of one of the five largest national title insurance companies in the United States which shall be designated by the Recommending Member in the Offer Notice (the "Property Escrow Agent") a deposit in an amount equal to 5% of the Adjusted Sale Price, which amount shall be non-refundable (except in the event that the Property Owner fails to deliver title, in which case such deposit shall be returned to the Non-Approving Member) and shall be held in escrow pursuant to an escrow agreement reasonably satisfactory to each of the Members, and the Non-Approving Member and the Property Owner shall be obligated to close on the purchase and sale of the Property on a date (the "Sale Closing Date") selected by the Non-Approving Member that is no more than 120 days following the delivery of the Binding Property Notice and otherwise in accordance with
Section 10.01(b).

               If the Non-Approving Member delivers a notice described in clause (A) of the preceding paragraph (or fails to deliver a notice within the Response Period) and, during the Marketing Period, a third party bona fide purchaser (who shall be a Qualifying Buyer if such Qualifying Buyer was specified in the Offer Notice) and in which Recommending Member or its

Affiliates have no more than a 5% direct or indirect ownership interest offers to enter into a binding purchase and sale agreement for the purchase of the Property (a "Third Party Contract") which Third Party Contract (I) contains a due diligence period of no more than 60 days for all matters (including, without limitation, obtaining financing and receiving any approvals required under any Applicable Loan), and (II) provides for the purchase and sale of the Property on the express condition that (x) such party shall be required to assume in writing all Secured Liabilities (subject to any limitations on recourse set forth therein) and shall be required to deliver to the Recourse Parties written instruments (each, a "Release") releasing all Recourse Parties from Existing Recourse Obligations, or, if a Release shall not be obtained, an indemnity (a "Release Indemnity") in form and substance reasonably satisfactory to the Recourse Parties from a party whose credit worthiness is reasonably satisfactory to the applicable Recourse Party in light of the liabilities involved, indemnifying such Recourse Parties for any loss, cost, or damage suffered or incurred by such parties in connection with any liabilities or claims with respect to such Existing Recourse Obligations arising from events first accruing on or after the Sale Closing Date and (y) such purchasing party is required to pay all costs and expenses that may be incurred by the Applicable Entities in connection with the foregoing and (III) is on otherwise commercially reasonable terms at a gross purchase price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustment for apportionments) of greater than 95% of the Sale Price, then the Non-Approving Member shall be deemed to have approved the Third Party Contract and the Property Owner shall proceed to close on the sale of the Property to such third party. If (xx) a fully-executed letter of intent (an "LOI") setting forth the material terms of the Third Party Contract shall not be delivered to the Property Owner on or prior to the close of the Marketing Period, (yy) a fully-executed copy of the Third Party Contract shall not be delivered to the Property Owner on a date (the "Contract Date") that is within 60 days following the execution of the LOI or (zz) the sale of the Property substantially in accordance with the terms of the Third Party Contract shall not have closed on or prior to the date that is 60 days following the Contract Date (such 60-day closing period shall be subject to any standard extensions (e.g., to cure title violations) granted pursuant to the Third Party Contract, such extensions not to exceed 60 days in the aggregate) the Managing Member shall not be directed to market the Property without once again complying with the provisions of this Section 10.01(a) and the Recommending Member may not invoke the provisions of this
Section 10.01 for a period of 12 months following the date of the first to occur of the events described in (xx), (yy) or (zz) of this sentence.

               (b) If the Non-Approving Member has elected to purchase the Property in accordance with (a) above the purchase and sale shall be effectuated as follows:

                    (A) the Non-Approving Member or its designee (herein, the "Purchasing Party") shall take title to the Property in its "as is" physical condition;

                    (B) the Purchasing Party shall deliver to the Property Owner the Adjusted Sale price (less the deposit) by wire transfer in immediately available funds and the deposit, together with all interest accrued thereon, shall be transferred from the Escrow Agent to the Property Owner;

                    (C) the Property Owner shall pay the transfer, stamp or similar taxes due in connection with the conveyance of the Property;

                    (D) (I) the Property Owner shall deliver to the Purchasing Party or its designee, a duly executed and acknowledged bargain and sale deed without covenants conveying the Property to the Purchasing Party or its designee(s), subject only to the Secured Liabilities, which conveyance shall be without any representation or warranty by, or recourse against, any Applicable Entity and (II) the Purchasing Party shall have paid all costs and expenses incurred by the Applicable Entities in connection with the assumption of the Secured Liabilities and the Releases and/or Release Indemnities;

                    (E) the Purchasing Party shall provide Releases or a Release Indemnity in accordance with Section 12.03;

                    (F) all items of revenue and expense of the Property (including the apportionments which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Property Owner and the Purchasing Party for the current calendar period as of 11:59 p.m. on the day preceding the Sale Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property; and

                    (G) the Property Owner and the Purchasing Party shall deliver such additional instruments (without representation or warranty by or material liability to the Property Owner or the LLC) which are customarily delivered by buyers or sellers of properties comparable to the Property.

               (c) (i) If the Property Owner shall default in its obligation to close the sale of the Property contemplated by this Section 10.01, then the Recommending Member or Purchasing Party may, as the case may be, seek specific performance to cause the Property Owner to sell the Property.

                    (ii) If the Purchasing Party shall default in its obligation to purchase the Property as contemplated by this Section 10.01, then the Recommending Member may either (A) cause the Property Owner, or may itself, as the case may be, seek specific performance against the Purchasing Party or (B)(I) cause the Property Owner to retain the deposit held by the Property Escrow Agent as liquidated damages, and/or (II) for a period of 12 months cause the Property Owner to sell the Property to any unrelated third party pursuant to a Third Party Contract without the Purchasing Party having any rights to purchase such Property under this Section 10.01 or otherwise consent thereto. During the 12-month period set forth in the preceding sentence, the Purchasing Party shall not be permitted to invoke the procedures set forth in this Section 10.01 or in Sections 9.02 or 10.02.

                    (iii) If the Recommending Member shall default in its obligations under this Section 10.01, (A) the Purchasing Party may cause the Property Owner, or may itself, as the case may be, seek specific performance against the Recommending Member, or (B) the Property Escrow Agent shall immediately return the Deposit, if any, to the Purchasing Party.

                    (iv) A party may exercise any one or more of the foregoing remedies, but such remedies shall collectively be the sole remedies for default under this Section 10.01.

               (d) Notwithstanding anything to the contrary contained in this Agreement, once the procedures outlined in this Section 10.01 have been initiated, the procedures under Section 9.02 or 10.02 shall not be initiated until all of the rights under this Section 10.01 shall have been exercised, exhausted or extinguished.

               10.02 Buy-Sell Arrangements. (a) At any time following the second Anniversary of the date hereof (the "2nd Anniversary Date"), either the Reckson Group Agent or the NYSTRS Group Agent (as applicable, the "Offeror Member") may tender to the Group Agent of the Unaffiliated Members (for purposes of this Section 10.02 such Unaffiliated Members are collectively, the "Offeree Member") a good faith, written offer (a "Buy/Sell Offer Notice") in which it offers either to sell all of its Interest to the Offeree Member or to purchase from the Offeree Member all of its Interest (it being acknowledged that if the Reckson Members are transferring their "Interest" hereunder, the Reckson Members shall transfer and the acquiring party shall acquire the Total Reckson Interest and provided, that during the period commencing on the 2nd Anniversary Date through and including March 31, 2005 a Buy/Sell Offer Notice may only be delivered if a dispute shall exist with respect to the Major Decision set forth in Section 7.03(b) and the dispute shall not have been resolved after 60 days of good faith negotiation between the members of the Management Committee (the periods and circumstances described above during which a Buy/Sell Offer Notice may not be delivered are collectively, the "Lockout Period"). The Buy/Sell Offer Notice shall provide a price (the "Buy/Sell Price") that the Offeror Member would be willing to sell the Property, and the LLC Accountants' calculation (subject to the review of any Unaffiliated Member) of the amount that would be distributed to (x) the NYSTRS Members (the "NYSTRS Interest Amount"), and (y) the Reckson Members (the "Reckson Interest Amount"), if the Property were sold for cash in an amount equal to the Buy-Sell Price and the purchaser assumed all Secured Liabilities. The Offeree Member shall give written notice (a "Buy/Sell Response Notice") within 60 days after the receipt of the Buy/Sell Offer Notice that the Offeree Member will either (x) sell its entire Interest to the Offeror Member for an amount equal to the NYSTRS Interest Amount or the Reckson Interest Amount, as applicable or (y) purchase the entire Interest of the Offeror Member for an amount equal to the NYSTRS Interest Amount or the Reckson Interest Amount, as applicable (the transactions contemplated by (x) and (y) is a "Buy/Sell Transaction"). If the Offeree Member elects in the Buy-Sell Response Notice to purchase the entire Interest of the Offeror Member, the Offeree Member shall, simultaneously with the delivery of the Buy/Sell Response Notice, deliver to the New York office of one of the five largest title insurance companies in the United States (the "Buy/Sell Escrow Agent") (to be designated by the party transferring its Interest) a Deposit (the "Buy/Sell Deposit") equal to 5% (as reasonably estimated by the party purchasing the Interest) of whichever of the NYSTRS Interest Amount or the Reckson Interest Amount is being purchased. If the Offeree Member shall elect in the Buy/Sell Response Notice to sell its Interest to the Offeror Member, within 10 days following the Offeror Member's receipt of the Buy/Sell Response Notice, the Offeror Member shall deliver to the Buy/Sell Escrow Agent the Buy/Sell Deposit. Failure to respond within the 60-day period set forth above shall be conclusively deemed to be an election by the Offeree Member to sell its entire Interest. Failure of a Member to timely deliver the Deposit shall cause such Member to be treated as a Purchasing Buy/Sell Member which is a defaulting Member under paragraph (c) below. The Buy/Sell Offer Notice and the Buy/Sell Response Notice (or deemed response) shall constitute a binding agreement of purchase and sale between the Offeree Member and the Offeror Member in accordance with the terms hereof.

               (b) The closing of the Buy/Sell Transaction shall be on a date (the "Buy/Sell Closing Date") and at a place designated by the purchasing Member (or its designee) (the "Purchasing Buy/Sell Member") which is not more than 120 days after the expiration of the 60-day election period (such Buy/Sell Closing Date to be determined by the Purchasing Buy/Sell Member on no less than 15 days prior notice to the Selling Buy/Sell Member, or if no such notice is sent, then on the 105th day following the end of the 60-day election period set forth in paragraph (a) above) (subject to an adjournment of the closing as provided in clause (vii) below). Prior to the Buy/Sell Closing Date, the Members shall cooperate in the preparation and filing of any regulatory filings which may be necessary. At the closing:

                    (i) the selling Member (the "Selling Buy/Sell Member") shall deliver to the Purchasing Buy/Sell Member a duly executed and acknowledged instrument of assignment transferring the Interest of the Selling Buy/Sell Member to the Purchasing Buy/Sell Member free and clear of all liens and encumbrances (other than the Secured Liabilities);

                    (ii) the Selling Buy/Sell Member and the Purchasing Buy/Sell Member shall each pay their pro rata share, based upon their respective Percentage Interests, of all transfer, gains, stamp or similar taxes, if any, due in connection with the conveyance of the Selling Buy/Sell Member's Interest;

                    (iii) the Purchasing Buy/Sell Member shall pay the purchase price to the Selling Buy/Sell Member in immediately available funds and shall deliver to the Selling Buy/Sell Member a duly executed agreement (which shall survive the closing under this Section 10.02(b)) indemnifying the Selling Buy/Sell Member against (1) claims based upon events arising from or in connection with the LLC, the Property Owner or the Property from and after the Buy/Sell Closing Date, and (2) except as provided under clause (viii) below, any personal recourse liabilities for which the Members are jointly and severally liable which accrue from and after the Buy/Sell Closing Date; provided that Purchasing Buy-Sell Member's indemnity obligation under this paragraph (iii) shall be limited to its direct or indirect interest in the Property (or any Applicable Entity) (and any proceeds resulting from the sale of all or any portion of such interest);

                    (iv) Net Ordinary Cash Flow and Net Extraordinary Cash Flow up to the Buy/Sell Closing Date shall be distributed in accordance with the provisions of Section 6.05 (provided, if the Total Reckson Interest is being sold, "Net Ordinary Cash Flow" and "Net Extraordinary Cash Flow" shall be distributed under all Reckson Entity Agreements) which provisions shall survive the closing pursuant hereto for purposes of making or correcting any customary closing adjustments (the parties acknowledge that if the Total Reckson Interest is being sold the phrases "Capital Contributions", "Default Loans" and "Net Extraordinary Cash Flow" shall have the meanings set forth in each Reckson Entity Agreement);

                    (v) there shall be distributed to the Selling Buy/Sell Member its Percentage Interest of Cash Reserves, if any;

                    (vi) the purchase price to be paid by the Purchasing Buy/Sell Member shall be (x) increased by (A) the aggregate amount of all additional Capital Contributions made or treated as made by the Selling Buy/Sell Member in the period between the date of the Buy/Sell Offer Notice and the Buy/Sell Closing Date and (B) the amount of any unpaid Default Loans together with interest then accrued thereon, and any other amounts due from the Purchasing Buy/Sell Member to the Selling Buy/Sell Member in accordance with this Agreement, (y) decreased by (I) any amounts of Net Extraordinary Cash Flow distributed to the Selling Buy/Sell Member during the period between the date of the Buy/Sell Offer Notice and the Buy/Sell Closing Date pursuant to Section 6.05 and (II) the amount of any unpaid Default Loans together with interest then accrued thereon, and any other amounts due from the Selling Buy/Sell Member to the Purchasing Buy/Sell Member in accordance with this Agreement and (z) adjusted to reflect any apportionments set forth herein;

                    (vii) the Selling Buy/Sell Member shall discharge of record all liens and encumbrances affecting its Interest (other than Secured Liabilities), and if it fails to do so on or before the Buy/Sell Closing Date, the Purchasing Buy/Sell Member may use any portion of the purchase price to pay and discharge any such liens and/or encumbrances (other than Secured Liabilities) and any related expenses and adjourn the closing for such period as may be necessary for such purpose;

                    (viii) the Purchasing Buy/Sell Member shall provide the Selling Buy/Sell Member's Recourse Party with Releases or a Release Indemnity in accordance with Section 12.03 ; and

                    (ix) the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to effect the withdrawal of the Selling Buy/Sell Member from the LLC and, if applicable, the termination of the LLC.

               (c) If a Member shall fail to consummate the purchase or sale contemplated by this Section 10.02, then if the basis of the triggering of the Buy/Sell Offer Notice was a dispute arising under Section 7.03(b), then, the LLC shall act in accordance with the instructions of the non-defaulting Member in connection with such matter. During the 12-month period following the scheduled Buy/Sell Closing Date the defaulting Member shall not be permitted to invoke any of the procedures set forth in this Section 10.02 or in Sections
10.01 or 9.02 and the non-defaulting Member shall have the right to (x) sell its Interest without complying with the provisions of this Section 10.02 or the right of First Offer set forth in Section 9.02 and (y) exercise the Unilateral Property Sale Right (in accordance with the terms of Section 9.02(e)). The non-defaulting Member may also pursue all of its remedies at law and/or in equity, including, without limitation, specific performance. If the Purchasing Buy/Sell Member is the defaulting Member, the Selling Buy/Sell Member shall have the right to retain the Buy/Sell Deposit as liquidated damages, together with any and all interest earned thereon. If the Selling Buy/Sell Member is the defaulting party then, at the option of the Purchasing Buy/Sell Member, the Purchasing Buy/Sell Member may either (I) demand and receive from the Buy/Sell Escrow Agent the Buy/Sell Deposit (together with all interest thereon) to the Purchasing Buy/Sell Member or (II) seek specific performance. The non-failing Member may exercise any one or more of the foregoing remedies, but such remedies shall collectively be the sole remedies of the non-failing Member.

               (d) Each Member agrees that it shall be reasonable and cooperate with all Unaffiliated Members, including, without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 10.02.

               (e) Notwithstanding anything to the contrary contained in this Agreement, once the procedures outlined in this Section 10.02 are initiated, the procedures under Section 9.02 and Section 10.01 shall not be initiated until all of the rights under this Section 10.02 shall have been exercised, exhausted or extinguished relating to such first initiation.

               10.03 Purchase of Ground Leased Parcel. In the event that the lessor under the Ground Lease shall offer to sell its interest (the "Lessor's Interest") in the Ground Leased Parcel to either Member, the Member in receipt of such offer shall promptly submit the offer to the Management Committee for review. The Management Committee shall have a period of 30 days within which to cause an Applicable Entity (or its designee) to enter into a binding contract to purchase the Lessor's Interest. In the event the LLC (or its designee) has failed to enter into such contract within such 30-day period, then neither Member nor its Affiliates shall be permitted to purchase Lessor's Interest. Each Member shall be obligated to contribute its Percentage Interest of any amounts required to purchase the Lessor's Interest.

                                  ARTICLE XI

                          DISSOLUTION AND LIQUIDATION

               11.01 Events Causing Dissolution. The LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following:

               (a) the Members consent in writing to such dissolution;

               (b) the sale or other disposition (voluntarily or involuntarily) by the LLC of all or substantially all of the LLC Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the LLC under any promissory notes or other evidences of indebtedness taken by the LLC (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the LLC in connection with such sale or other disposition;

               (c) the occurrence of any event that, under the LLC Act, would cause the dissolution of the LLC or that would make it unlawful for the business of the LLC to be continued;

               (d) any Member becomes Bankrupt; or

               (e) the liquidation of the Property Owner or the occurrence of any event that would cause the dissolution of the Property Owner or otherwise make it unlawful for the business of the Property Owner to be continued.

               11.02 Right to Continue Business of the LLC. Upon an event described in Section 11.01(c) or Section 11.01(d) (but not an event described in Section 11.01(c) that makes it unlawful for the business of the LLC to be continued), the LLC thereafter shall be dissolved and liquidated unless, within 90 days after such event, an election to continue the business of the LLC shall be made in writing by a remaining Member. If such an election to continue the LLC is made, then the LLC shall continue until another event causing dissolution in accordance with this Article XI shall occur.

               11.03 Distributions Upon Dissolution.(a) Upon the dissolution of the LLC, the Managing Member (or any other Person responsible for winding up the affairs of the LLC) shall proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the LLC.

               (b) Subject to Section 6.05(a), the net liquidation proceeds and any other liquid assets of the LLC after the payment of all debts, liabilities and obligations of the LLC (including, without limitation, all amounts owing to the Members under this Agreement, including payment of the Remaining Amount as provided above), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the Managing Member to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, shall be distributed to the Members in accordance with each Member's Capital Accounts. In paying the debts, liabilities and obligations of the LLC, any available funds shall be applied (to the extent practical and permitted by law), first, as provided in
Section 6.05(a), second, to repay any indebtedness or liabilities of the LLC for which the Members (or any guarantor of the obligations of the LLC) shall have recourse liability, and third, to repay any other indebtedness or liabilities of the LLC.

               (c) Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the LLC Accountants, Managing Member and any other person or entity responsible for winding up the affairs of the LLC which shall set forth the assets and liabilities of the LLC as of the date of complete liquidation. Upon dissolution and liquidation of the LLC, the Members shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the termination of the LLC.

                                 ARTICLE XII

                             RECOURSE OBLIGATIONS

               12.01 Goldman Recourse Obligations. Property Owner has obtained a Mortgage Loan (the "Goldman Loan") from Secore Financial Corporation ("Goldman") pursuant to that certain Loan Agreement dated as of July 18, 2001 between Goldman and Property Owner (the "Goldman Loan Agreement"). In connection with the consummation of the Goldman Loan, the Reckson Recourse Party has executed (x) the Goldman Loan Agreement for the purpose of, jointly with Property Owner, indemnifying Goldman in respect of certain matters (collectively, the "Loan Agreement Recourse Obligations") and (y) the Environmental Indemnity Agreement (the "Environmental Indemnity"). Furthermore, in connection with Property Owner's purchase of the Property, MOP entered into the Schulweis Guaranty. If the Reckson Recourse Party shall pay, or be required to pay (pursuant to any agreement, settlement, arbitration or adjudication) any amount (collectively, "Damages") in connection with (I) the Loan Agreement Recourse Obligations,
(II) the Environmental Indemnity or (III) the Schulweis Guaranty (the obligations described in clauses (I), (II) and (III) are collectively, the "Existing Recourse Obligations"), the Person who is the Managing Member shall be responsible for 100% of such Damages to the extent arising or accruing from acts or omissions occurring while such Person is the Managing Member (and, in the case of the Managing Member as of the date hereof, also to the extent accruing from acts or omissions occurring prior to the date hereof), subject to the following:

               (I) If the Existing Recourse Obligations result from a transaction, act or event authorized by a Major Decision or otherwise approved by the Unaffiliated Members (for purposes of this Section 12.01, such Unaffiliated Members are collectively, the "Non-Managing Member") the Recourse Party affiliated with the Non-Managing Member shall be liable for the Non-Managing Member's Initial Percentage Interest of any such Damages;

               (II) If the Existing Recourse obligation is a Notice Recourse
                    Obligation, the Non-Managing Member shall not be liable for any Damages unless authorized by a Major Decision or otherwise approved by the Non-Managing Member; (provided that in connection with such Major Decision or other approval, Non-Managing Member had actual knowledge that the action approved by such Major Decision and/or approval might trigger a Notice Recourse Obligation). If the conditions set forth in the previous sentence are satisfied, the Recourse Party affiliated with the Non-Managing Member shall be liable for the Non-Managing Member's Initial Percentage Interest of such Damages;

               (III) If the transfer of a Member's direct or indirect interest in the LLC triggers recourse liability under of Section 9.19(b)(iv) of the Goldman Loan Agreement, any Damages resulting therefrom shall be paid solely by the Recourse Party affiliated with the Member (or such Member's Affiliate) that committed such breach; and

               (IV) If a Member (or its Affiliate) shall breach any of the obligations under this Section 12.01, the Recourse Party affiliated with the breaching party shall indemnify and hold harmless the non-breaching party (and its Affiliates) from and against all loss, cost, expense (including reasonable counsel fees), damage and liability to such non-breaching party resulting from the breach of this
                    Section 12.01.

               If a Recourse Party shall fail to timely pay any amounts required under this Section 12.01, such Recourse Party shall be obligated to pay interest on demand made at any time and from time to time on any such unpaid amounts at the Goldman Default Rate from the date due to the date paid.

               Notwithstanding anything to the contrary contained herein, the Reckson Recourse Party shall be solely liable with respect to any obligations payable under clause (ii) of Section 9.19(b) of the Goldman Loan Agreement resulting from the "intentional misrepresentation of Borrower or [MOP]".

               12.02 Optional Recourse Obligations. If, after the date hereof, a Recourse Party agrees to furnish any recourse obligations to a third party to provide additional security for the obligations of an Applicable Entity (e.g., a guaranty in connection with an Applicable Loan or a guaranty of a letter of credit obligation to a tenant at the Property) (such obligations are collectively, the "Optional Recourse Obligations"), the LLC shall indemnify and hold harmless the applicable Recourse Party from and against all Damages to such Recourse Party resulting from the Optional Recourse Obligation in question.

               12.03 Release and Substitution of Recourse Obligations. In the event that (i) the Total Reckson Interest, on the one hand, or the NYSTRS Members' Interest, on the other hand, is being transferred to an Unaffiliated Member or its designee pursuant to Section 9.02 or Section 10.02) (or otherwise) or (ii) a Member (or its designee) shall purchase the Property in accordance with the provisions of Section 10.01(b) (the date that a transaction described in clauses (i) or (ii) shall be consummated shall be called the "Transfer Date"), the Non-Transferring Member (with respect to
Section 9.02), the Purchasing Buy/Sell Member (with respect to Section 10.02) and/or the Purchasing Party (with respect to Section 10.01(b) shall, as a condition to closing the applicable transaction, use all commercially reasonable efforts to obtain Releases for all recourse obligations of the Recourse Party affiliated with the Transferring Member, Selling Buy/Sell Member or Selling Party (as applicable) (which reasonable efforts shall include the offering to the applicable third party a substitute guarantor (or obligor) reasonably acceptable to such third party in light of the liabilities involved) (such recourse obligations shall include the Schulweis Guaranty) and, in the event a Release shall not be obtained, such Non-Transferring Member, Purchasing Buy/Sell Member or Purchasing Party (as applicable) shall cause its affiliated Recourse Party to furnish to the Recourse Party of such Transferring Member, Selling Buy/Sell Member or Selling Party (as applicable) a reasonably acceptable Release Indemnity; provided that any Release or Release Indemnity shall only cover liabilities arising from events first occurring on or after the Transfer Date.

                                 ARTICLE XIII

                        REPRESENTATIONS AND WARRANTIES

               13.01 Representations and Warranties. (a) Each Reckson Member hereby represents and warrants to NYSTRS as of the date hereof that:

                    (i) Schedule 3 sets forth all Reckson Ownership Leases and, to the Reckson Members' knowledge, Schedule 4 sets forth all Pre-Reckson Ownership Leases. True and complete copies of all Reckson Ownership Leases have been delivered to NYSTRS and constitute the entire agreement between the landlord and tenant with respect to the premises demised thereunder. To the Reckson Members' knowledge, true and complete copies of all Pre-Reckson Ownership Leases have been delivered to NYSTRS and, to the Reckson Members' knowledge, constitute the entire agreement between the landlord and tenant with respect to the premises demised thereunder. The Reckson Ownership Leases and, to the Reckson Members' knowledge, the Pre-Reckson Ownership Leases have not been amended or modified by Property Owner or any other Affiliate of a Reckson Member, except as set forth on said Schedules 2 and 3. Schedule 5 sets forth all security deposits currently held by or on behalf of the Property Owner under the Leases. Except as set forth on Schedule 6:

                         (A) no tenant under a Lease (a "Tenant") is more than
30 days in arrears in the payment of base rent due under its Lease which has accrued since the Property Owner acquired ownership of the Property; the Property Owner has not given any written notice to any Tenant that such Tenant has failed to perform any of its material obligations under its Lease, which failure remains uncured;

                         (B) no Applicable Entity has received written notice
from any Tenant that the Property Owner has failed to perform any of its material obligations under a Lease, which failure remains uncured; and

                         (C) no Applicable Entity has received written notice
from any Tenant that such Tenant has filed for bankruptcy and/or reorganization.

                    (ii) no Applicable Entity has received written notice of and, to the Reckson Members' knowledge, there are no pending condemnation proceedings or similar proceedings affecting the Property.

                    (iii) no Applicable Entity has granted to any Person any right or option to acquire the Property.

                    (iv) Schedule 7 sets forth the estimated cost to complete (as reasonably estimated by the Reckson Members) of (A) all the landlord's work, (B) all tenant improvement work presently required to be performed by the landlord and (C) all tenant work allowances required to be paid by the landlord currently outstanding, in the case each of (A), (B) and (C), with respect to the Reckson Ownership Leases (exclusive of any of the foregoing contingent on future events, such as the exercise of options). To the Reckson Members' knowledge, Schedule 7 sets forth a list (I) of all the landlord's work, (II) all tenant improvement work presently required to be performed by the landlord and (III) all tenant work allowances required to be paid by the landlord, in the case each of (I),
(II) and (III), currently outstanding with respect to the Pre-Reckson Ownership Leases (exclusive of any of the foregoing contingent on future events, such as the exercise of options).

                    (v) Schedule 8 sets forth all of the brokerage commissions outstanding and unpaid relating to the Property with respect to the Reckson Ownership Leases. To the Reckson Members' knowledge, Schedule 8 sets forth all of the brokerage commissions outstanding and unpaid relating to the Property with respect to the Pre-Reckson Ownership Leases.

                    (vi) To the Reckson Members' knowledge, all licenses and permits required to be obtained by the Property Owner in connection with the present use and occupancy of the Property have been obtained and are in full force and effect, other than any licenses and permits the failure of which to obtain and be in full force and effect would not have a material adverse effect on the present use, occupancy and value of the Property.

                    (vii) No Applicable Entity is an "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or a "plan", as defined in Section 4975(e) of the Internal Revenue Code (the "Code"), and the assets of the Applicable Entity have not been deemed "plan assets" of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. No Applicable Entity is a "governmental plan" within the meaning of Section 3(32) of ERISA.

                    (viii) The Reckson Members have heretofore delivered to NYSTRS true and complete copies of each of the Material Agreements; each of the Material Agreements is in full force and effect and has not been modified or amended; Reckson has not received a written notice of default of any of its material obligations under any of the Material Agreements and knows of no material default on the part of the other parties thereto.

                    (ix) Schedule 9 sets forth a list of the documents (the "Ground Lease Documents") which constitute the entire agreement between Property Owner and the lessor under the Ground Lease. True and complete copies of the Ground Lease Documents have been delivered to NYSTRS. The Ground Lease is the sole ground lease applicable to the Property. No Applicable Entity has received written notice of default under the Ground Lease or has given a notice of default to the lessor under the Ground Lease. To the Reckson Members' knowledge (A) there exists no material default of the lessor under the Ground Lease, (B) the Ground Lease is in full force and effect and (C) all rents, additional rents and sums payable pursuant to the Ground Lease that were due and payable have been paid.

                    (x) Except in connection with any Property-Binding Arrangement, there are no collective bargaining agreements or other labor union contract to which any Applicable Entity is a direct party. Except as set forth on Schedule 10, no Applicable Entity has employees.

                    (xi) Except for the Goldman Loan, there are no other Applicable Loans outstanding on the date hereof. The outstanding principal amount of the Goldman Loan is, as of the date hereof, $249,151,306.10. All interest on the Goldman Loan has been paid through November 30, 2001. Copies of the Goldman Loan documents delivered from the Reckson Members to NYSTRS are true and complete copies and constitute the entire agreement between Secore Financial Corporation and Property Owner with respect thereto. The Goldman Loan documents have not been amended or modified. The Applicable Entities have not received written notice of a default under the Goldman Loan documents and, to the Reckson Members' knowledge, there is no (x) payment default under the Goldman Loan documents and (y) there is no other material default as to which the Reckson Members reasonably expect to receive notice of.

                    (xii) The sole business of (I) the LLC consists of owning interests in MM LLC, Third Avenue LLC and the Property Owner, (II) MM LLC consists of owning interests in the Property Owner and acting as the Managing Member of the Property Owner, (III) Third Avenue LLC consists of owning interests in the Property Owner and (IV) the Property Owner consists of owning and operating the Property and, in each of (I)-(IV), activities incidental thereto. No Applicable Entity has engaged in any other business since the time of its formation.

                    (xiii) The ownership of each Applicable Entity is as set forth in the operating agreement of such Applicable Entity, as amended to date, and all such interests are owned free and clear of any liens, security interest or other encumbrances. To the Reckson Members' knowledge, there are no defaults by any member or former member under an operating agreement (or predecessor operating agreement) of an Applicable Entity. There are no "Reckson Member Loans" (as such term is defined in the Property Owner LLC Agreement) currently outstanding.

                    (xiv) Except as set forth on Schedule 11, there are no actions, suits or proceedings at law or in equity now pending or, to the Reckson Members' knowledge, threatened against or affecting an Applicable Entity or the Property which actions, suits or proceedings, alone or in the aggregate, if determined against an Applicable Entity of the Property, would result in a material adverse effect on the value of the LLC or the Property. The Members acknowledge that certain litigation exists between the Property Owner and P.J. Clarke's (the "P.J. Clarke's Litigation"). In connection with such litigation, the Property Owner has asserted that P.J. Clarke's is not entitled to possession of its premises and that P.J. Clarke's is not paying sufficient amounts for use and occupancy (the "Property Owner Claims") and P.J. Clarke's has asserted a counterclaim against Property Owner claiming that P.J. Clarke's suffered damage as a result of Property Owner's installation of certain scaffolding at the Property (the "Scaffolding Counterclaim"). For the avoidance of doubt, the Members acknowledge that all judgments, settlements, or other charges, debits or offsets and all legal expenses payable in connection with the Scaffolding Counterclaim shall be paid for solely by the Reckson Members and all legal expenses payable in connection with the Property Owner Claims shall be paid by the Reckson Members to the extent incurred prior to the date hereof and shall be paid by the LLC to the extent incurred from and after the date hereof. Furthermore, any judgment or settlement received in connection with the Property Owner Claims shall be similarly allocated. Finally, the Members acknowledge that the legal expenses relating to the Property Owner Claims and the Scaffolding

Counterclaim may not always be readily and discretely distinguished and, in that regard, the Members shall equitably allocate the legal expenses between the Scaffolding Counterclaim and the Property Owner Claims.

                    (xv) Each Applicable Entity is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

                    (xvi) The Reckson Members have delivered to NYSTRS true and complete copies of (I) the Combined Financial Statements of 919 Third Avenue Associates L.P. and 919 Fee Associates L.P. as of December 31, 1998 and December 31, 1999, (II) Financial Statements for Property Owner for the period from July 18, 2000 through December 31, 2000, (III) (combined unaudited financial statements for Property Owner as of August 31, 2001 and (IV) the operating budget for Property Owner for the 4 months ending December 31, 2001. Since August 31, 2001, there has been no material adverse change in the financial condition of the Property.

                    (xvii) No Applicable Entity or Reckson Member is Bankrupt.

                    (xviii) The Reckson Members have heretofore delivered to the NYSTRS Members copies of the following reports: Dames & Moore Phase 1 Environmental Type Assessment, dated May 14, 1999; Aquaterra Phase I Environmental Report, dated August 8, 2000; IVI Phase Environmental Report, dated November 16, 1998; and ATC Phase 1 Environmental Site Assessment, dated June 22, 2001. The NYSTRS Members have delivered to the Reckson Members the following report: Property Solutions report prepared on behalf of NYSTRS in connection with this transaction. The reports described above are collectively, the "Environmental Reports". No Applicable Entity has received written notice from any governmental agency of any investigation or proceeding by such agency concerning (A) the presence or alleged presence of Hazardous Materials at the Property or (B) an Applicable Entity's (or the Property's) violation of an Environmental Law. To the Reckson Members' knowledge, other than as disclosed in the Environmental Reports, if at all, there are no Hazardous Materials present on the Property except in amounts and in a manner which are not in violation of the Environmental Laws; provided, the Reckson Members make no representation as to the presence at or in the Property of asbestos or asbestos-containing materials.

                    (xix) The Reckson Members have heretofore delivered to the NYSTRS Member a true, correct and complete copy of the Schulweis Guaranty.

               Any and all uses of the phrase, "to the Reckson Members' knowledge" or other references to the Reckson Members' knowledge in this Agreement shall mean the actual, present knowledge of Jason Barnett, Richard Conniff, Philip M. Waterman III, Ralph Ardolina, Matthew Duthie and Karen Lanzotti (the "Reckson Knowledge Individuals"). NYSTRS acknowledges that the Reckson Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of the Reckson Members, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of the Reckson Members set forth in this Agreement. Neither the actual, present knowledge of any other individual or entity, nor the constructive knowledge of the Reckson Knowledge Individuals or of any other individual or entity, shall be imputed to the Reckson Knowledge Individuals.

               (b) The representations and warranties contained in Section 13.01(a) shall survive for 12 months following the date hereof (the "Rep. Closing Date"), except that the representations set forth in clauses (a)(xii) and (xiii), above shall survive for the applicable statute of limitations. Each such representation and warranty (other than those set forth in clauses
(a)(xii) and (xiii), shall automatically be null and void and of no further force or effect on the Rep. Closing Date unless, prior to the Rep. Closing Date, NYSTRS shall have commenced a legal proceeding (a "Proceeding") against the Reckson Members alleging that the Reckson Members shall be in breach of such representation or warranty and that NYSTRS shall have suffered actual damages as a result thereof in the aggregate in excess of $375,000 (the "Rep. Basket"). Notwithstanding anything to the contrary contained herein NYSTRS shall not have a claim for any breach of a representation or warranty if NYSTRS had actual knowledge of such breach on or before the date hereof. If NYSTRS shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (i) the Reckson Members were in breach of any applicable representation or warranty as of the date of this Agreement,
(ii) NYSTRS suffered actual damages (the "Damages"), direct or indirect (by virtue of its direct or indirect interest in the Applicable Entities or otherwise), by reason of such breach in an amount exceeding the Rep. Basket and (iii) NYSTRS did not have actual knowledge of such breach on or prior to the date hereof, then, subject to the next sentence, NYSTRS shall be entitled to receive an amount equal to the Damages minus the Rep. Basket. Notwithstanding anything to the contrary contained herein, in no event shall the Reckson Members' liability for all breaches exceed $7,500,000.00 in the aggregate (other than for breaches of the representations contained in clauses
(a)(xii) and (xiii) above and paragraph (c) below for which there shall be no such limitation). Any amounts payable to NYSTRS under this Section 13.01(b) shall be paid to NYSTRS within 30 days following the entry of a final, non-appealable order and delivery of a copy thereof to the Reckson Members. NYSTRS' sole remedy for breach of a representation or warranty contained herein is to seek damages, subject to the limitations in this paragraph.

               Any and all uses of the phrase, "to the NYSTRS Members' knowledge" or other references to the NYSTRS Members' knowledge in this Agreement shall mean the actual, present knowledge of John Virtanen, Terri A. Pandolfi, Andy Zhong, Michael Duignan and Justin M. Murphy (the "NYSTRS Knowledge Individuals"). Neither the actual, present knowledge of any other individual or entity, nor the constructive knowledge of the NYSTRS Knowledge Individuals or of any other individual or entity, shall be imputed to the NYSTRS Knowledge Individuals.

               (c) Each Member hereby represents and warrants (which representations and warranties shall survive for the applicable statute of limitations) and shall not be subject to any of the limitations set forth in paragraph (b) above) to the Unaffiliated Member as of the date hereof that:

                    (i) It has the requisite corporate or limited liability company power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this

Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate, limited liability company or other action on the part of such Member or any of its shareholders or members is necessary in order to permit such Member to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms as the same may be limited, however, by applicable insolvency, bankruptcy or other laws affecting creditors' rights generally or by general principles of law.

                    (ii) Neither the execution, delivery or performance by such Member of this Agreement or the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (A) any agreement or instrument by which such Member may be bound or
(B) any legal requirement or any other judgment, statute, rule, law, order, decree, writ or injunction of any court or governmental authority.

                    (iii) Other than as set forth herein, no approval, consent, order or authorization of, or designation, registration or declaration with, any governmental authority or other third party is required in connection with the valid execution and delivery of, and compliance with, this Agreement by the Member and the performance by the Member of the transactions contemplated hereby which has not heretofore been obtained.

                    (iv) The tax identification number of such Member is as set forth by its signature block to this Agreement.

               (d) NYSTRS acknowledges that, except as expressly set forth in this Agreement, neither Reckson Member nor any of its Affiliates has made, and no such party is liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property, the Property Owner, the income, expenses, operation or tax benefits of any Applicable Entity, the Property, the status of the Interests or any other matter or thing with respect thereto.

                                 ARTICLE XIV

                           MISCELLANEOUS PROVISIONS

               14.01 Compliance with LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the LLC under the LLC Act (it being understood that there shall be no breach under this Section 14.01 if a sale of all or substantially all of the LLC Assets under Section 10.01 causes a dissolution of the LLC under Section 11.01). No Member shall file for, pursue or seek any partition of any LLC Assets.

               14.02 Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

               14.03 Notices. All notices, demands, requests, approvals or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, (c) delivered by hand delivery (including delivery by nationally recognized courier), or (d) transmitted by facsimile transmission (with a copy simultaneously delivered by one of the other permitted methods of delivery), addressed as follows:

                     a)      To Metro919:

                             c/o Reckson Associates
                             225 Broadhollow Road
                             CS5341
                             Melville, New York  11747-0983
                             Attention:    General Counsel
                             Telephone:    (631) 694-6900
                             Telecopier:   (631) 622-6788

                             with a copy to:

                             c/o Reckson Associates
                             1350 Avenue of the Americas
                             Suite 901
                             New York, New York 10019
                             Attention:    Philip M. Waterman III
                             Telephone:    (212) 715-6522
                             Telecopier:   (212) 715-6535

                             and

                             Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                             New York, New York  10038
                             Attention:    Joshua Mermelstein, Esq.
                             Telephone:    (212) 859-8137
                             Telecopier:   (212) 859-4000

                     (b)      To MOP:

                              c/o Reckson Associates
                              225 Broadhollow Road
                              CS5341
                              Melville, New York  11747-0983
                              Attention:    General Counsel
                              Telephone:    (631) 694-6900
                              Telecopier:   (631) 622-6788

                              with a copy to:

                              c/o Reckson Associates
                              1350 Avenue of the Americas
                              Suite 901
                              New York, New York 10019
                              Attention:    Philip M. Waterman III
                              Telephone:    (212) 715-6522
                              Telecopier:   (212) 715-6535

                              and

                              Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                              New York, New York  10038
                              Attention:    Joshua Mermelstein, Esq.
                              Telephone:    (212) 859-8137
                              Telecopier:   (212) 859-4000

                     (c)      To NYSTRS:

                              New York State Teachers' Retirement System
                              10 Corporate Woods Drive
                              Albany, New York 12211-2395
                              Attention:    John W. Virtanen
                              Telephone:    (518) 447-2751
                              Telecopier:   (518) 447-2766

                              with a copy to:

                              JP Morgan Investment Management Inc.
                              522 Fifth Avenue
                              New York, New York 10036
                              Attention:    James McLoughlin
                              Telephone:    (212) 837-1236
                              Telecopier:   (212) 837-1774
                              and

                              Seward & Kissel LLP
                              One Battery Park Plaza
                              New York, New York 10004
                              Attention:       Mark A. Brody, Esq.
                              Telephone:       (212) 574-1364
                              Telecopier:      (212) 480-8421

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered or transmitted in the manner described above shall be deemed, given, served or delivered at such time as it is received by the addressee upon presentation or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other party as required hereunder or in the case of a refusal to accept delivery. Attorneys may deliver notices on behalf of their clients. Notices shall be deemed sent or given upon delivery (or refusal by addressee in the case of hand delivery) if delivered by hand or by electronic facsimile transfer, or upon deposit with an overnight delivery service or in the United States mail if sent, respectively, by overnight delivery service or registered or certified mail. Notices shall be deemed received or delivered upon delivery (or refusal by addressee) if delivered by hand or by overnight delivery service or by electronic facsimile transfer, or five (5) days after being sent by registered or certified mail (unless a signed receipt evidences earlier delivery).

               14.04 Expenses. (a) NYSTRS shall pay all costs of its due diligence in connection with this transaction. The Reckson Members and NYSTRS shall each pay its own legal fees and expenses in connection with the preparation, negotiation and execution of this Agreement. NYSTRS shall be responsible for paying all costs of title insurance to insure its Interest.

               (b) In the event of any dispute which results in legal proceedings between the Members, all reasonable legal fees, court costs and disbursements incurred in connection with such action by the party prevailing in such legal proceedings after a final nonappealable judgment of a court of competent jurisdiction has been entered shall be paid by the party not prevailing in such action within 10 days after demand therefor.

               14.05 Obligations Are Without Recourse. Notwithstanding anything to the contrary contained in this Agreement, no recourse shall be had against any Member, whether by levy or execution or otherwise, for the payment of any loans or other payments due or for any other claim under this Agreement or based on the failure of performance or observance of any of the terms and conditions of this Agreement against such Member, the partners, members or shareholders of such Member or any predecessor, successor or Affiliate of such Member or any of their respective assets other than such Member's Interest or any undistributed Net Ordinary Cash Flow or Net Extraordinary Cash Flow due or to become due to such Member (collectively, "Undistributed Income") or against any principal, partner, shareholder, member, controlling person, officer, director, agent or employee of any of the aforesaid Persons, or board members, trustees or beneficiaries of a pension plan, under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such Persons be personally liable for any contributions, loans, payments or claims, or liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies of the LLC or any Member with respect to such amounts and claims shall be against such Interest and such Member's Undistributed Income, and that all such liability of the aforesaid Persons, except as expressly provided in this Section 14.05, is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, that nothing contained in this Agreement (including, without limitation, the provisions of this Section 14.05), (a) shall constitute a waiver of any obligation of a Member under this Agreement, (b) shall be taken to prevent recourse to and the enforcement against such Interest and Undistributed Income for all of the respective liabilities, obligations, and undertakings of the aforesaid Persons contained in this Agreement, (c) shall be taken to prevent recourse to and the enforcement against (i) a transferring Member of its liabilities, obligations and undertakings contained in any instrument of assignment or indemnity delivered in connection with such transfer (but such recourse shall be limited to the proceeds received by such transferring Member in connection with the assignment to the purchasing Member (or its designee)), (ii) any security delivered by any of the aforesaid Persons pursuant to this Agreement or (iii) any Recourse Party, to the extent expressly provided in Articles IX, X and XII, (d) shall be taken to limit or restrict any action or proceeding against any of the aforesaid Persons which does not seek damages or a money judgment or does not seek to compel payment of money (or the performance of obligations which would require the payment of money) by any of the aforesaid Persons or (e) shall be deemed taken to limit the liability of any Person for fraud, misappropriation of funds or property, or intentional destruction of LLC Assets. For the purposes of this Section 14.05, the term "shareholder" shall be deemed to include the shareholders of any corporation which is a shareholder, principal, member, partner or agent and the term "partner" shall be deemed to include the partners of any partnership which is (w) a partner in a partnership, (x) a shareholder in a corporation, (y) a principal or a member in a limited liability company or (z) an agent.

               14.06 Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

               14.07 Ownership of LLC Assets. The Interest of each Member shall be personal property for all purposes. All real and other property owned by the LLC shall be deemed owned by the LLC as LLC property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the LLC.

               14.08 Status Reports. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees (including Goldman), prospective transferees of its Interest, or the like, the then current status of performance of the LLC and the Interests, each Member shall, within 10 Business Days following the written request for the same from an Unaffiliated Member (the "Requesting Member") (provided that any such written request is not made more than twice in any 12-month period), furnish a written statement (in recordable form, if requested) on the status of the following:

               (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that this Agreement is in full force and effect as modified and stating the modifications);

               (b) stating whether or not to the best knowledge of such certifying Member (i) the Requesting Member in the LLC is in default in keeping, observing or performing any of the terms contained in this Agreement and, if in default, specifying each such default (limited to those defaults of which the certifying Member has knowledge) and (ii) there has occurred an event that with the passage of time or the giving of notice, or both, would ripen into a default hereunder on the part of such Requesting Member (limited to those events of which the certifying Member has knowledge);

               (c) stating the amount of Default Loans made by or to such certifying Member and the amount of accrued but unpaid interest thereon;

               (d) stating the Capital Contributions and Percentage Interests of the Members; and

               (e) to the knowledge and belief of the party making such statement, with respect to any other matters as may be reasonably requested by the Requesting Member.

Such statement may be relied upon (and shall state that it may be relied upon) by the Requesting Member and any other Person for whom such statement is requested, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.

               14.09 Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

               14.10 Waivers. Neither the waiver by the LLC or a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the LLC or a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Each Member hereby waives the right to trial by jury in connection with any legal proceeding between the Members with respect to this Agreement or the LLC.

               14.11 Exercise of Rights. No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

               14.12 Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

               14.13 Limitation on Benefits of this Agreement. It is the explicit intention of the Members that no Person other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against the Members or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder), and the LLC.

               14.14 Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

               14.15 Amendment Procedure. This Agreement may only be modified or amended by the unanimous written consent of the Members.

               14.16 Entire Agreement. This Agreement and any agreements executed contemporaneously herewith contain the entire agreement between the Members with respect to the matters contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

               14.17 Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

               14.18 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (but not including the choice of law rules thereof).

               14.19 Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

               14.20 Consents and Approvals. No consent or approval requested of a Member shall be effective unless such consent or approval shall be delivered by such Member in a written instrument in advance of the action with respect to which such consent or approval was requested.

               14.21 Brokerage. Each party to this Agreement represents and warrants to each other party to this Agreement that neither it nor its Affiliates have employed the services of, or dealt with any Person acting as a broker, investment bank, finder or like agent in connection with this Agreement or the transactions contemplated hereby other than JP Morgan Investment Management Inc. The execution and delivery of this Agreement is conclusive evidence that such party has relied on the foregoing representation and warranty. Each party to this Agreement shall indemnify and hold each other party to this Agreement harmless from and against any claim for commissions, fees or other compensation by any Person who shall claim to have dealt with such indemnifying party in connection with this Agreement and/or the proposed transactions contemplated hereby and for any and all costs incurred by such indemnified party in connection with such claims, including reasonable attorneys' fees, costs and disbursements and costs incurred in connection with the enforcement of the foregoing indemnity. NYSTRS shall pay any fee or other compensation due to J.P. Morgan Investment Management Inc. (collectively, "Broker") in connection with this Agreement and NYSTRS shall indemnify and hold the Reckson Members and their Affiliates harmless from and against any claim for commissions, fees or other compensation by Broker incurred in connection with this Agreement. The provisions of this Section 14.21 shall survive the expiration or termination of this Agreement.

               14.22 Indemnification. (a) Except as otherwise expressly provided in Section 4.01(f), the LLC shall indemnify and hold harmless each of the Members and their respective Affiliates (and, solely with respect to the Reckson Members, those Affiliates of the Reckson Members that held direct or indirect interests in the Property immediately preceding the date hereof) (collectively, the "Indemnitees") from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other preceding, judgments, awards, costs and expenses (including reasonable attorneys' fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Property or by reason of its acts or omissions which are for or on behalf of the LLC or the Lower Tier Entities and taken in accordance, or believed in good faith to be in accordance, with such Member's responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply to the extent the same arise out of or result from the willful misconduct of, or willful breach of the express terms of this Agreement by such Indemnitee.

               (b) Except in the case of willful misconduct or willful breach of the express terms of this Agreement by a Member, no Member shall be liable to any Unaffiliated Member or the LLC for (i) any act or omission performed or omitted in good faith, (ii) such Member's failure or refusal to perform any act, except those required by the terms of this Agreement or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the LLC selected, engaged or retained in good faith and with reasonable prudence.

               (c) The Members shall be entitled to rely on the advice of counsel or public accountants experienced in the matter at issue and any act or omission of a Member pursuant to such advice shall in no event subject such Member to liability to the LLC or any Unaffiliated Member.

               (d) Without limiting the foregoing provisions of this Section 14.22, in any action brought against a Member pursuant to the LLC Act, the Member named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under the LLC Act or any other applicable law (the "Indemnity Laws") and, to the fullest extent permitted under the Indemnity Laws, the LLC shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.

               (e) If any claim, action or proceeding is made or brought against a party (the "indemnified party") and pursuant to which claim, action or proceeding another (the "indemnifying party") shall be obligated to indemnify the indemnified party under the terms of Section 4.01(f) or this
Section 14.22, then the indemnifying party at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party's name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld (and shall be deemed granted if such attorney is selected by the indemnifying party's insurer). If any claim is made against the indemnified party, the indemnified party shall give notice of the claim to the indemnifying party in order that the indemnifying party can undertake its obligations pursuant to the first sentence of this paragraph (e). The indemnifying party may settle any such action involving the indemnified party on such terms as the indemnifying party determines, but only if the indemnified party receives a general release from the claimant in the action. Failure by the indemnified party to notify the indemnifying party of any claim, action or proceeding shall not affect the indemnifying party's obligations hereunder unless the failure to notify is prejudicial to the indemnifying party.

               14.23 Business Day Extension. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day with the same force and effect as if made on such other day.

               14.24 Consent to Jurisdiction; Choice of Forum. With respect to:

               (a) any legal proceeding or motion to compel arbitration of those disputes that are arbitrable under Sections 7.03(f) and (g) and Section
7.04 of this Agreement,

               (b) any legal proceeding or motion to enforce or reduce to judgment an arbitration award rendered in any dispute arising under Sections 7.03(f) and (g) and Section 7.04 of this Agreement, or to enforce such a judgment, and

               (c) any other legal suit, action or proceeding concerning a non-arbitrable dispute arising under or relating to this Agreement,

each Member (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the

Supreme Court of the State of New York for New York County, or, in the absence of subject matter jurisdiction in either court, only then to the jurisdiction of the New York Court of Claims; (ii) irrevocably and unconditionally agrees that all claims in respect of matter may be heard and determined in such courts; and (iii) irrevocably and unconditionally waives any objection it might now or in the future be able to raise that either the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for New York County is an inappropriate venue, an inconvenient forum, or otherwise not the proper court to resolve such dispute. Each Member also irrevocably consents to the service of any and all process issued by any of the aforementioned courts in any such legal suit, action or proceeding by the mailing of copies of such process by registered or certified mail, postage prepaid, to such Member at such Member's address for notices as set forth in Section 14.03. Nothing contained in this Section 14.24 shall affect the right of a Member to serve process in any other manner permitted by applicable law.

               14.25 No Presumption. This Agreement shall be construed without regard to any presumption against the party causing this Agreement to be drafted.

               14.26 Confidentiality. Each of the Members represents and warrants that prior to the date hereof it has not, except with the consent of the all Unaffiliated Member disclosed any of the terms, conditions, obligations or matters contained in, or relating to, this Agreement and the transactions contemplated herein other than to their respective counsel, accountants and other advisors and their members, partners, managers, investors and lenders. Each of the Members covenants and agrees (and agrees to cause its employees, agents, or Affiliates) not to disclose the economic terms of this Agreement except (i) to any lender providing Mortgage Loan or other financing to a Lower Tier Entity or the LLC, (ii) to such Member's lenders, accountants and attorneys, (iii) to any prospective purchaser of its Interest, so long as such party is bound by a confidentiality agreement on terms which are substantially similar in all respects to this Section 14.26, (iv) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (v) to one or more of its potential investors, (vi) pursuant to any freedom of information laws, (vii) pursuant to any other governmental requirements (e.g., securities law requirements) or (viii) with the prior written consent of all Unaffiliated Members which, with respect to distributing a press release shall not be unreasonably withheld. To avoid any ambiguity, NYSTRS recognizes and agrees that the Reckson Members will be required to file this Agreement with the Securities and Exchange Commission. In the event that a Member shall receive a request to disclose any of the terms of this Agreement under a subpoena or order, such Member shall (x) promptly notify the LLC and all Unaffiliated Members, (y) consult with the LLC on the advisability of taking steps to resist or narrow such request, and (z) if disclosure is required or deemed advisable, reasonably cooperate with the LLC (at no cost to such Member) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

               14.27 Lender's Rights. For the avoidance of doubt, the parties confirm that, in connection with any Mortgage Loan granted with respect to the Property, the mortgagee may foreclose on its collateral free and clear of any rights under Articles IX or X on the part of the Members under this Agreement and Managing Member may (on behalf of the LLC) execute and deliver any documentation reasonably required by an actual or prospective mortgagee with respect to the foregoing.

               14.28 Lower Tier Actions. The parties hereto acknowledge that corporate, partnership and limited liability company formalities shall be recognized in connection with the operation of the Applicable Entities. Accordingly, all actions of the Lower Tier Entities caused by Managing Member shall be effectuated as follows: with respect to (a) the Property Owner, by Managing Member causing the LLC (as the sole member of MM LLC) to cause MM LLC to cause (in MM LLC's capacity as the managing member of the Property Owner) the Property Owner to act; (b) MM LLC, by causing the LLC (as the sole member of MM LLC) to cause MM LLC to act and (c) Third Avenue LLC, by causing the LLC (as the managing member of Third Avenue LLC) to cause Third Avenue LLC to act.

               14.29 Art Work. All artwork at the Property as of the date hereof is, and shall remain, the exclusive property of Affiliates of the Reckson Members or their Senior Managers and not the property of any Applicable Entity.

               14.30 Signage. The Reckson Members may cause the Property Owner to place at the Property signs, logos and other items identifying the Property as "Reckson" or "RA" properties or as properties "managed by Reckson" (or employing similar nomenclature); provided that the rights of the Reckson Members set forth above shall terminate in the event a Reckson Member shall be removed as Managing Member. The parties acknowledge that in the event a Reckson Member shall be so removed, the replacement Managing Member may not cause any signage to be placed at the Property identifying the ownership of the Property (it being agreed that Managing Member may allow customary signage identifying the name of the Managing Agent to be placed at the Property).

                                  ARTICLE XV

                                  ARBITRATION

               a) Any dispute under Sections 7.03(f) or (g) and Section 7.04 of this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (the "CPR"), except as modified herein. The place of arbitration shall be New York, New York. Either Member may commence arbitration by sending to the other party a notice of statement of claim of arbitration. Within 5 days after receipt of the notice of arbitration, the respondent shall deliver to the claimant a notice of defense. In the event the respondent does not deliver such a notice, all claims set forth in the demand shall be deemed denied.

               (b) The arbitration shall be conducted by a sole arbitrator jointly appointed by the Members within 10 days of receipt by the respondent of the notice of arbitration. If the parties have not jointly appointed an arbitrator by that time, either party may request the CPR to appoint the sole arbitrator, and the CPR shall endeavor to make the appointment within 5 days following such request; provided, however, that its failure to meet that deadline shall in no way impair the effectiveness of the appointment. The CPR shall endeavor to appoint as arbitrator a person with substantial experience in the real estate business, but the appointee's qualifications or lack of qualifications in this respect shall under no circumstances impair the effectiveness of the appointment or provide cause for challenge. The CPR shall have no obligation to follow the procedures set forth in Rule 6 of the CPR, but shall instead appoint a person whom it deems qualified to serve.

               (c) The arbitrator shall have authority to take all steps necessary and appropriate in order to hold a hearing within 40 days of his or her appointment and to render an award within 5 days thereafter. The arbitrator shall have full discretion to set the procedure or modify the rules governing the arbitration in any way he or she deems necessary in order to meet those deadlines; provided, however, that failure to meet those deadlines shall in no way affect the validity or effectiveness of the award.

               (d) The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code, the decision of the arbitration shall be final and unappealable and judgment on the award may be entered by any court of competent jurisdiction. The parties herewith consent to jurisdiction in the federal and state courts located in the county of New York, New York, for the purpose of enforcing the award.

               (e) Each Member is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.


                                 ARTICLE XVI

                                919 MEMBER LLC

               The Reckson Members covenant that no amendments or modifications shall be made to the 919 Member LLC Agreement without the consent of the NYSTRS Members, such consent not to be unreasonably withheld or delayed. Furthermore, promptly following a request therefor, the Reckson Group Agent shall deliver to the NYSTRS Group Agent (i) a statement to the effect that to the actual knowledge of the Reckson Members no defaults exist by any member of 919 Member LLC under the 919 Member LLC Agreement, or if such defaults exists, describing such defaults and copies of any notices given or received by the members of 919 Member LLC asserting any defaults under the 919 Member LLC Agreement which remain after any applicable cure periods and (ii) such other information reasonably requested by the NYSTRS Members in connection with 919 Member LLC. In addition the foregoing, at the time of delivery of any notice delivered by a Reckson Member initiating any transaction under Articles IX or X above with respect to which NYSTRS would have a right to acquire any direct or indirect interest in the Property or any Applicable Entity, the Reckson Group Agent shall provide the NYSTRS Group Agent with the items described in clause (i) above and no such notice shall be effective unless accompanied by such items.

               IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                            METROPOLITAN 919 MANAGER LLC, a Delaware limited liability company

                            By: Metropolitan Operating Partnership, L.P., a Delaware limited partnership and its Managing Member

                                 By:  Metropolitan Partners LLC, a Delaware
                                      limited liability company and its general
                                      partner

                                      By:    /s/ Jason Barnett
                                            -----------------------------------
                                            Name:
                                            Title:

                                 Tax ID No.:  11-3570535



                            METROPOLITAN OPERATING
                            PARTNERSHIP, L.P., a Delaware limited partnership

                            By: Metropolitan Partners LLC, a Delaware limited liability company and its general partner

                                  By:    /s/ Jason Barnett
                                       -----------------------------------
                                       Name:
                                       Title:

                                  Tax ID No.:  11-3449961

                                   NEW YORK STATE TEACHERS'
                                   RETIREMENT SYSTEM

                                   By:   /s/ John W. Virtanen
                                        ---------------------------------
                                        Name:
                                        Title:

                                   By:   /s/ Wayne Schneider
                                        ---------------------------------
                                        Name:   Wayne Schneider
                                        Title:  General Counsel

                                        Tax ID No.:  14-6000735


       FOR PURPOSES OF ACKNOWLEDGING STATUS AS INITIAL RECOURSE PARTY:

                                   METROPOLITAN OPERATING
                                   PARTNERSHIP, L.P., a Delaware limited
                                   partnership

                                   By:  Metropolitan Partners LLC, a Delaware
                                        limited liability company and its
                                        general partner

                                        By:    /s/ Jason Barnett
                                              ---------------------------------
                                              Name:
                                              Title:

                                              Tax ID No.:  11-3449961



                                   NEW YORK STATE TEACHERS'
                                   RETIREMENT SYSTEM

                                   By:    /s/ John W. Virtanen
                                         -------------------------------
                                         Name:
                                         Title:

                                   By:    /s/ Wayne Schneider
                                         -------------------------------
                                         Name:   Wayne Schneider
                                         Title:  General Counsel

                                         Tax ID No.:  14-6000735